Exhibit 2.1

STRICTLY CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VESTIS RETAIL GROUP, LLC,

EVEREST MERGER SUB, INC.

AND

SPORT CHALET, INC.

June 30, 2014

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 30, 2014 (the “Agreement Date”), by and among Vestis Retail Group, LLC, a Delaware limited liability company, (“Parent”), Everest Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Sport Chalet, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The respective boards of directors (or comparable governing body) of each of Parent, Merger Sub and the Company have (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Transactions”), are advisable, and in the best interests of their respective equityholders and (ii) approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement.

B. Parent shall cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all outstanding shares of Company Common Stock at a price per share of Company Common Stock of $1.20, without interest; provided, however that to the extent the number of shares of Company Common Stock tendered into the Offer (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) prior to the Initial Offer Expiration Time (together with shares acquired or to be acquired by Parent or Merger Sub pursuant to the Stock Purchase Agreement Transactions) when aggregated with the shares issuable pursuant to the Top-Up Option in accordance with Section 2.4 does not result in Parent and Merger Sub collectively holding or otherwise beneficially owning shares of (x) Class A Common Stock equal to or in excess of 90% of the Fully Diluted Class A Common Shares and (y) Class B Common Stock equal to or in excess of 90% of the Fully Diluted Class B Common Shares (the “Price Reduction Trigger”), the price per share of all Company Common Stock subject to the Offer (including shares of Company Common Stock tendered prior to the Initial Offer Expiration Time) shall be automatically reduced to $1.04, without interest (such amount, or any other amount per share actually paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement.

C. The board of directors of the Company (the “Company Board”) has upon the unanimous recommendation of the Special Committee (the “Special Committee”) of the Company Board, on the terms and subject to the conditions set forth herein, unanimously (a) approved and declared advisable this Agreement, the Offer, the Merger and the other Transactions, and (b) subject to Section 7.12, resolved to recommend acceptance of the Offer, and adoption of this Agreement by its stockholders, if required by Applicable Law.

D. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, The Olberz Family Trust dated 05/06/1997 (the “Family Trust”), Eric S. Olberz, an individual (“EO”) and Irene M. Olberz, an individual (“IO”, and together with EO and the Family Trust, the “Specified Stockholders”) have entered into a Stock Purchase Agreement, in substantially the form attached hereto as Exhibit A (the “Stock Purchase Agreement”), with Parent, Merger Sub and the Company providing that the Specified Stockholders shall, among other things, agree to (i) sell to Merger Sub all of the Company Common Stock owned (beneficially or otherwise) by each of the Specified Stockholders and their respective Affiliates immediately following (and contingent upon) the Offer Closing at a price equal to $0.75 per share (subject to certain adjustments set forth in the Stock Purchase Agreement), and (ii) support this Agreement, the Offer, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the transactions referred to in clauses (i) and (ii) of this recital are collectively referred to herein as the “Stock Purchase Agreement Transactions”).

E. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of Craig L. Levra, Howard K. Kaminsky and Dennis Trausch (the “Support Agreement Stockholders”) have separately entered into a tender and support agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Support Agreements”), with Parent and Merger Sub, providing that each such Support Agreement Stockholder shall, among other things: (i) agree to tender the shares of Company Common Stock beneficially owned by them into the Offer prior to the Initial Offer Expiration Time, and (ii) otherwise support this Agreement, the Offer, the Merger and the other Transactions, each on the terms and subject to the conditions set forth in each such respective Support Agreement.

F. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Craig L. Levra and Howard K. Kaminsky shall enter into amendments to their existing executive employment agreements in the form attached hereto as Exhibit C (each, an “Employment Agreement Amendment” and, collectively the “Employment Agreement Amendments”).

G. Substantially simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, La Canada Properties, Inc. and the Company shall enter into an amendment in the form attached hereto as Exhibit D (the “HQ Lease Amendment”) relating to the Lease, dated as of October 1, 2012 (as amended, the “HQ Lease”), for the Leased Real Property at 1 Sports Chalet Drive, La Canada Flintridge, California, which HQ Lease Amendment shall become effective upon the Merger Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acceptance Time” shall have the meaning set forth in Section 2.3(a).

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or its Affiliates) relating to (A) the acquisition by any Third Party of 15% or more of the Equity Securities of the Company (by vote or by value), (B) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Securities of the Company (by vote or by value), (C) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (D) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Securities of any Person that holds assets generating or representing, directly or indirectly, 15% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (E) any tender offer or exchange offer, as such terms are defined under the Exchange Act or other transaction that, if consummated, would result in any Third Party beneficially owning 15% or more of the outstanding Equity Securities of the Company (by vote or by value), or (F) any combination of the foregoing.

“Actions” means any action, arbitration, audit, hearing, investigation, suit or proceeding, claim, or litigation (whether civil, criminal, administrative, judicial or investigative, whether public or private).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Annual Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Antitrust Laws” shall have the meaning set forth in Section 5.3(c).

“Applicable Law” means, collectively, all foreign, federal, state, local, administrative or municipal laws, statutes, ordinances, regulations, and rules, and all Orders and writs applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.

“Audit Opinion” shall have the meaning set forth in Section 7.13.

“Audited Financial Statements” shall have the meaning set forth in Section 7.13.

“Balance Sheet” shall have the meaning set forth in Section 5.5(a).

“Balance Sheet Date” shall have the meaning set forth in Section 5.5(a).

“Base Premium” shall have the meaning set forth in Section 7.10(b).

“BofA Credit Facility” means the Second Amended and Restated Loan and Security Agreement, dated as of October 18, 2010 and as amended on May 1, 2012, August 13, 2013 and June 27, 2014, among the Company, Sport Chalet Value Services, LLC, Sport Chalet Team Sales, Inc., the financial institutions party thereto from time to time as lenders and Bank of America, N.A. (“BofA”), as agent for the lenders thereto.

“Book-Entry Shares” shall have the meaning set forth in Section 4.1(c).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York or Los Angeles, California are authorized or required by Law to close.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Certificate” shall have the meaning set forth in Section 4.1(c).

“Certificate of Merger” means the certificate of merger or certificate of ownership and merger, as the case may be, to be filed with the Office of the Secretary of State of the State of Delaware in such appropriate form as shall be required by the DGCL.

“Change in the Board Recommendation” shall have the meaning set forth in Section 7.12(d).

“Claim” shall have the meaning set forth in Section 7.10(c).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class A Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Class B Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” and “Common Shares” shall have the meaning set forth in Section 4.1(a).

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 7.5(a).

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company pursuant to this Agreement and each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Benefit Plan” means any Employee Benefit Plan that is maintained, sponsored or contributed to by the Company, or with respect to which the Company has any current or future liability.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Charter” means the Restated Certificate of Incorporation of the Company, restated as of November 4, 2009, as amended to date.

“Company Common Stock” means Class A Common Stock and Class B Common Stock.

“Company Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of Article V.

“Company IP Rights” shall have the meaning set forth in Section 5.8(a).

“Company IT Assets” means all IT Systems owned, purported to be owned, leased or licensed by the Company.

“Company License Agreement” means any Contract that provides for the grant of a license or other right with respect to or otherwise involving any Company IP Rights, except for commercially available off-the-shelf software licensed in object code form on standard terms with an aggregate replacement cost and/or annual license fees of less than $75,000 or non-material licenses to customers and end users granted in the ordinary course of business under the Company’s standard customer agreements disclosed to Parent.

“Company Material Contract” means any Contract required to be listed on Section 5.7 of the Company Disclosure Schedule.

“Company Options” means options to purchase shares of Company Common Stock issued pursuant to a Company Stock Plan.

“Company-Owned IP Rights” shall have the meaning set forth in Section 5.8(a).

“Company Related Persons” shall have the meaning set forth in Section 9.5(e).

“Company SEC Documents” means the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC, including any documents filed with the SEC during such period by the Company on a voluntary basis.

“Company Stock Plans” means the Company’s 1992 Incentive Award Plan and the Company’s 2004 Equity Incentive Plan, each as amended to date.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Confidentiality Agreement” means the Letter Agreement between Versa Capital Management, LLC and the Company, dated January 7, 2014.

“Consent” shall have the meaning set forth in Section 5.3(c).

“Contract” means any agreement, contract, commitment, licenses or other binding arrangement or understanding.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Crystal Credit Facility” means the term loan and security agreement, by and among, the Company, Crystal Financial SBIC LP, as Agent, and certain financial institutions identified therein, as lenders, in substantially the form attached as Appendix 1.1 of the Company Disclosure Schedule.

“Deal Agreements” means this Agreement, the Stock Purchase Agreement, the Support Agreements, the Employment Agreement Amendments, the HQ Lease Amendment and each of the other agreements or documents entered into in connection herewith or therewith.

“Debt Financing” shall have the meaning set forth in Section 7.6(b).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 4.3.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and each stock purchase, stock option, restricted stock, equity or equity-based, severance, separation, retention, employment, consulting, change-of-control, bonus, incentive, retirement, pension, deferred compensation, medical, dental, vision or life insurance benefit, paid time off or fringe benefit and each other benefit or compensation plan, program, agreement, contract or arrangement providing benefits to current or former employees, officers or directors.

“Employment Agreement Amendment” and “Employment Agreement Amendments” shall have the meaning set forth in the Recitals.

“End Date” means October 30, 2014.

“EO” shall have the meaning set forth in the Recitals.

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection of health, safety and the environment, (b) the handling, use, presence, disposal, or release of any Hazardous Substance or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Equity Securities” means, with respect to any company, (a) shares of its Capital Stock and (b) options, warrants, stock appreciation rights, restricted stock units, phantom stock, performance-based rights, rights that are linked in any way to the price of any class of its Capital Stock or the value of such company or any of its Subsidiaries or any part thereof or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of its Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, any entity other than such Person which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 4.2(a).

“Expiration Time” shall have the meaning set forth in Section 2.1(d).

“Fairness Opinion” shall have the meaning set forth in Section 5.18.

“Family Trust” shall have the meaning set forth in the Recitals.

“Financial Advisor” means Duff & Phelps, LLC.

“Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Financing Sources” shall have the meaning set forth in Section 7.6(b).

“Fully Diluted Class A Common Shares” means, as of any date of determination, (i) the number of shares of Class A Common Stock issued and outstanding as of such date, plus (ii) the number of shares of Class A Common Stock underlying Company Options issued and outstanding as of such date which have an exercise price lower than the Offer Price; provided, however, for purposes of this definition, the number of Company Options issued and outstanding shall include any Company Options for which the vesting shall be accelerated in connection with the Transactions, whether or not such acceleration has then actually occurred.

“Fully Diluted Class B Common Shares” means, as of any date of determination, (i) the number of shares of Class B Common Stock issued and outstanding as of such date, plus (ii) the number of shares of Class B Common Stock underlying Company Options issued and outstanding as of such date which have an exercise price lower than the Offer Price; provided, however, for purposes of this definition, the number of Company Options issued and outstanding shall include any Company Options for which the vesting shall be accelerated in connection with the Transactions, whether or not such acceleration has then actually occurred.

“GAAP” shall have the meaning set forth in Section 5.5(a).

“Governmental Antitrust Authority” shall have the meaning set forth in Section 7.8(c).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any arbitrator, including any authority or other quasi-governmental entity established by a Governmental Entity to perform any of such functions, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law. For the avoidance of doubt, The NASDAQ Stock Market and the Financial Industry Regulatory Authority shall be deemed to be Governmental Entities for purposes of this Agreement.

“Governmental Permits” shall have the meaning set forth in Section 5.9(a).

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials and mold.

“HQ Lease” shall have the meaning set forth in the Preamble.

“HQ Lease Amendment” shall have the meaning set forth in the Preamble.

“Indebtedness” means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Transactions) arising under, any obligations, contingent or otherwise, consisting of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business); (ii) indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any obligation in respect of interest under any existing interest-rate swap or hedge agreement; (iv) any other obligation upon which interest charges are customarily paid; (v) all obligations under conditional sale or other title retention agreements relating to property acquired; (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the applicable party, whether or not the indebtedness secured thereby has been assumed; (vii) all capital lease obligations; (viii) letters of credit and letters of guaranty; (ix) obligations under any bankers’ acceptances; and (x) guarantees by the applicable party or their respective Subsidiaries of indebtedness of others of the type described in clauses (i) through (ix).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“Independent Directors” shall have the meaning set forth in Section 2.3(c).

“Information Statement” shall have the meaning set forth in Section 2.3(b).

“Initial Offer Expiration Time” shall have the meaning set forth in Section 2.1(d).

“Insurance Policies” shall have the meaning set forth in Section 5.11(a).

“Intellectual Property” means, collectively, whether protected, created or arising under any Applicable Law, all worldwide industrial and intellectual property rights, including all (i) inventions and discoveries, whether patentable or not, and all patents, patent applications, patent rights, and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations-in-part thereof; (ii) worldwide registered and unregistered trademarks, certification marks, collective marks, d/b/a’s, logos, designs, symbols, assumed names, fictitious names, trademark registrations and applications therefor, trade dress rights, trade names, brand names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively “Trade Marks”); (iii) rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including rights in computer software, copyrights herein and thereto, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively “Copyrights”); (iv) trade secrets, confidential or proprietary information, data, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) (collectively “Trade Secrets”); and (v) all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records, and together with the goodwill associated therewith.

“Interim Financial Statements” shall have the meaning set forth in Section 5.5(a).

“Intervening Event” means a material development or material change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, occurring after the date of this Agreement, that is (i) materially more favorable to the recurring financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement and (iii) does not relate to (A) any Acquisition Proposal, (B) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (B) shall not prevent or otherwise affect any such development or change underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred), or (C) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (C) shall not prevent or otherwise affect any such development or change underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event occurred).

“IO” shall have the meaning set forth in the Recitals.

“IT Systems” means computers, software, servers, workstations, routers, hubs, switches, data communication lines, and all other equipment comprising information technology and communication systems, and all associated documentation and data (including customer data, trading data and metadata), but not the Intellectual Property Rights relating to same.

“Knowledge” with respect to the Company shall mean the knowledge of Craig L. Levra, Howard K. Kaminsky, Dennis Trausch, Thomas H. Tennyson, Tim A. Anderson, Brad Morton and Ted Jackson. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter after having made due inquiries and investigations.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Lease” means all leases, subleases and other agreements under which a Person or its Subsidiaries or Affiliates leases, subleases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Property” means all real property that a Person or any of its Subsidiaries or Affiliates leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Letter of Transmittal” shall have the meaning set forth in Section 4.2(a).

“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, disputed or undisputed, vested or unvested.

“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, option, right of first refusal, license or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any change, effect, or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but, in each case, shall not include any change, effect, or occurrence caused by or arising or resulting from (i) facts, circumstances, events, conditions or changes generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial or securities markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (iii) act of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (v) any action taken by the Company and any of its Subsidiaries that is required by this Agreement or with the written consent of or at the written request of the other party to this Agreement, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to the other parties to this Agreement, (vii) any change or prospective change in the credit ratings of the Company and its Subsidiaries; provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such change or prospective change in credit ratings has resulted in or contributed to a Material Adverse Effect; (viii) any decline in the market price or change in trading volume of shares of Company Common Stock; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such decline in market price or change in trading volume has resulted in or contributed to a Material Adverse Effect; or (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, effect or occurrence underlying such failure has resulted in or contributed to a Material Adverse

Effect; except, in the case of clauses (i), (ii) or (iii), for any such change, effect, or occurrence that has a disproportionate adverse impact on the Company and its Subsidiaries compared to other companies operating in the same industry as the Company and its Subsidiaries and then, in such case, only to the extent of such disproportionate adverse impact. For the avoidance of doubt, any Event of Default, as defined in the BofA Credit Facility or the Crystal Credit Facility, as the case may be, (other than waivers, forbearances or other relief thereof (but not amendments or restatements) granted by BofA or Crystal, as the case may be, in good faith and, in the case of BofA, consistent with past practices) shall be deemed to constitute a Material Adverse Effect, subject to any applicable cure periods.

“Merger” shall have the meaning set forth in Section 3.1.

“Merger Closing” shall have the meaning set forth in Section 3.2.

“Merger Closing Date” shall have the meaning set forth in Section 3.2.

“Merger Consideration” means the product of (a) the Offer Price, and (b) the sum of (i) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Class A Common Stock owned by Parent, Merger Sub, the Company, the Specified Stockholders or any of their respective Subsidiaries, and, subject to Section 4.3, also excluding Dissenting Shares) and (ii) the number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Class B Common Stock owned by Parent, Merger Sub, the Company, the Specified Stockholders or any of their respective Subsidiaries, and, subject to Section 4.3, also excluding Dissenting Shares).

“Merger Expenses” means all reasonable out-of-pocket costs and expenses incurred by the Company or Parent, as the case may be, in connection with this Agreement, the Offer, the Merger and the other Transactions (including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Merger Sub by an officer or officers of Merger Sub pursuant to this Agreement and each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Minimum Tender Condition” shall have the meaning set forth in Annex I.

“Notice” shall have the meaning set forth in Section 10.11(a).

“Notice Period” shall have the meaning set forth in Section 7.12(e)(i).

“Offer” shall have the meaning set forth in the Recitals.

“Offer Closing” shall have the meaning set forth in Section 2.1(e).

“Offer Closing Date” shall have the meaning set forth in Section 2.1(e).

“Offer Conditions” shall have the meaning set forth in Section 2.1(b).

“Offer Documents” shall have the meaning set forth in Section 2.1(g).

“Offer Price” shall have the meaning set forth in the Recitals.

“Offer Termination” shall have the meaning set forth in Section 2.1(f).

“Option Notice Period” shall have the meaning set forth in Section 4.6(a).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity or arbitrator of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation or formation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Owned Real Property” means all real property that a Person or any of its Subsidiaries or Affiliates owns.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Parent by an officer or officers of Parent pursuant to this Agreement and each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Paying Agent” shall have the meaning set forth in Section 4.2(a).

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements, (b) statutory workers’, carriers’, landlords’, mechanics’ or other like Liens incurred in the ordinary course of business that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements, (c) Liens arising out of deferred purchase price agreements, conditional sales contracts and/or arrangements, equipment leases and/or any arrangements having similar effect with third parties and (d) statutory or contractual Liens to secure landlords, lessors or renters under Leases for Company Leased Real Property that are not yet due and payable or which are being contested in good faith and in either case for which the Company has established adequate reserves on its Financial Statements.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association or a Governmental Entity.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, individual consumer or other individual who has provided such information to the Company or any of its Subsidiaries in connection with the conduct of the Company Business.

“Preferred Stock” means the Preferred Stock, par value $0.01 per share, of the Company.

“Price Reduction Trigger” shall have the meaning set forth in the Recitals.

“Promissory Note” shall have the meaning set forth in Section 2.4(b).

“Proxy Statement” shall have the meaning set forth in Section 3.8(a)(ii).

“Recommendation” shall have the meaning set forth in Section 5.3(b).

“Registered Company-Owned IP Rights” shall have the meaning set forth in Section 5.8(d).

“Representatives” shall have the meaning set forth in Section 7.12(a).

“Requisite Company Vote” shall have the meaning set forth in Section 5.3(a).

“Restraints” shall have the meaning set forth in Section 8.1(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.5(c).

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(a).

“Schedule TO” shall have the meaning set forth in Section 2.1(b).

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Committee” shall have the meaning set forth in the Recitals.

“Specified Company SEC Documents” shall have the meaning set forth Section 5.

“Specified Stockholders” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement Condition” shall have the meaning set forth in Annex I.

“Stock Purchase Agreement Transactions” shall have the meaning set forth in the Recitals.

“Stockholders’ Meeting” shall have the meaning set forth in Section 3.8(a)(i).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person that is directly or indirectly Controlled by the first Person.

“Superior Proposal” means an Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50.1%), which the Company Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, would result in a transaction that is more favorable to the Company Stockholders from a financial point of view than the Offer, the Merger and the other Transactions (after taking into account the expected timing and risk and likelihood of consummation).

“Support Agreement Stockholders” shall have the meaning set forth in the Recitals.

“Support Agreements” shall have the meaning set forth in the Recitals.

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, unclaimed property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) or for failure to file any Tax Return, (iii) any successor or transferee liability in respect of any items described in clauses (i) and/or (ii), and (iv) any amounts payable under any tax sharing agreement or contract (other than commercial contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” shall have the meaning set forth in Section 9.5(a).

“Third Party” shall mean any Person or group other than the Company, Parent or any of their respective Affiliates or Subsidiaries.

“Top-Up Consideration” shall have the meaning set forth in Section 2.4(b).

“Top-Up Option” shall have the meaning set forth in Section 2.4(a).

“Top-Up Shares” shall have the meaning set forth in Section 2.4(a).

“Transactions” shall have the meaning set forth in the Recitals.

“Triggering Event” shall have the meaning set forth in Section 9.3(b).

“WARN” shall have the meaning set forth in Section 5.10(l).

“$” means United States dollars.

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph or Exhibit, such reference is to an Article, Section, paragraph or Exhibit of this Agreement unless otherwise specified; (e) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation,” unless otherwise specified; (f) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise; (g) the word “shall” shall be construed to have the same meaning and effect of the word “will;” (h) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; and (i) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within five (5) Business Days) after the Agreement Date, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). Parent and Merger Sub reserve the right to waive, in whole or in part, any Offer Condition and to make any changes to the terms and conditions of the Offer (including to increase the Offer Price); provided, however, that unless otherwise expressly provided in this Agreement or previously approved by the Company in writing, Merger Sub shall not, and Parent shall not permit Merger Sub to (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) except as otherwise specifically provided in Section 2.1(c), reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Annex I or modify or change any Offer Condition in a manner adverse in any material respect to any Company Stockholder, (v) except as otherwise provided in this Section 2.1, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any Company Stockholder.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that (x) nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement and (y) in no event shall any adjustment be made to the Offer Price with respect to any change during such period that results from any exercise of any Company Options and/or the issuance of any shares of Company Common Stock with respect to any of the foregoing. In addition, in the event the Price Reduction Trigger occurs the Offer Price shall be automatically reduced to $1.04 (which such reduced price shall be subject to adjustment in the event of stock split, reverse stock split, stock dividend, or other similar events in accordance with the first sentence of this Section 2.1(c)) and, following the reduction in the Offer Price contemplated hereby, Parent and Merger Sub shall cause the Offer to be extended in the manner required by Applicable Law and Parent and the Company shall file with the SEC appropriate amendments to the Schedule TO and Schedule 14D-9, as appropriate.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date and time being the “Initial Offer Expiration Time”). In the event the Initial Offer Expiration Time has been extended pursuant to this Agreement (other than in accordance with the immediately preceding sentence), such later date and time to which the Initial Offer Expiration Time has been extended pursuant to this Agreement shall be referred to herein as the “Expiration Time.” Notwithstanding anything to the contrary contained in this Section 2.1, Merger Sub may, in its discretion, without the consent of the Company, extend the Offer for no more than two consecutive increments of not more than ten (10) Business Days each, if at any otherwise scheduled Expiration Time any of the conditions to Parent’s and Merger Sub’s obligation to purchase shares of Company Common Stock are not satisfied or waived, or extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC applicable to the Offer, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by such Law, rule, regulation, interpretation or position.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly (and in any event within three (3) Business Days) after the Expiration Time (as it may be extended in accordance with Section 2.1(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(f) Termination of the Offer. If this Agreement is terminated pursuant to Article IX, then Merger Sub shall promptly (and, in any event, within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer (the “Offer Termination”). If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article IX, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof in the manner and to the extent required by the terms of the Offer.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall cause the Offer Documents to be disseminated to the Company Stockholders as and to the extent required by Applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Except as expressly contemplated by this Agreement, the Company hereby consents to the inclusion in the Offer Documents of the Recommendation. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by Applicable Law. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Merger Sub and their respective representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Merger Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

2.2 Company Actions

(a) Schedule 14D-9. On, or on the Business Day after, the date on which the initial Offer Documents are filed with the SEC, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) which, except as expressly contemplated by this Agreement, shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall cause the Schedule 14D-9 to be disseminated to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by Applicable Law for inclusion in the Schedule 14D-9. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by Applicable Law. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Merger Sub with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and comment on such document or response.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall promptly furnish or cause its transfer agent to promptly furnish Merger Sub with (i) mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with lists containing such names and addresses and

(ii) copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s or its transfer agent’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information (including updates of the items provided pursuant to the preceding sentence) and assistance as Parent or Merger Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock.

2.3 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depending upon whether Parent shall exercise its rights under this Section 2.3(a)) and at all times thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of authorized directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.3) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment at the Acceptance Time and the shares acquired in connection with the Stock Purchase Agreement Transactions) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all actions as are necessary to cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of authorized directors and obtaining resignations of incumbent directors; provided that until the Effective Time, at least three Independent Directors shall remain on the Company Board. At such time, the Company shall, subject to compliance with Applicable Law, also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board (other than the Special Committee or any committee of independent directors formed for purposes of this Agreement) and (B) as requested by Parent, each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board.

(b) Section 14(f) of the Exchange Act. The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions necessary to effect the appointment of Parent’s designees following the Acceptance Time, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.3 which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9 (the “Information Statement”) (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information required to be included therein with respect to Parent’s officers, directors and Affiliates).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be constituted as a committee of the Company

Board and the approval of such committee shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, and (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

2.4 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions of this Section 2.4, to purchase that number of newly-issued shares of Class A Common Stock (the “Class A Top-Up Shares”) and Class B Common Stock (the “Class B Top-Up Shares”, and together with the Class A Top-Up Shares, the “Top-Up Shares”) equal to, (x) in the case of the Class A Top-Up Shares, the lowest number of shares of Class A Common Stock that, when added to the number of shares of Class A Common Stock held by Parent and Merger Sub at the time of such exercise (for the avoidance of doubt, after giving effect to the Offer and the Stock Purchase Agreement Transactions), shall be equal to or in excess of ninety percent (90%) of the Fully Diluted Class A Common Shares (assuming the issuance of the Class A Top-Up Shares); and (y) in the case of the Class B Top-Up Shares, the lowest number of shares of Class B Common Stock that, when added to the number of shares of Class B Common Stock held by Parent and Merger Sub at the time of such exercise (for the avoidance of doubt, after giving effect to the Stock Purchase Agreement Transactions and the shares validly tendered into the Offer), shall be equal to or in excess of ninety percent (90%) of the Fully Diluted Class B Common Shares (assuming the issuance of the Class B Top-Up Shares).

(b) In the event the Minimum Tender Condition is satisfied and exercise of the Top-Up Option (together with the shares purchased in the Stock Purchase Agreement Transactions) would result in Merger Sub and Parent collectively owning at least 90% of the total shares of Class A Common Stock and Class B Common Stock then outstanding, then Merger Sub shall be obligated to exercise the Top-Up Option and must do so within 24 hours after Merger Sub’s acceptance for payment of shares of Company Common Stock pursuant to the Offer; provided, however, that in no event shall the Top-Up Option be exercised (x) for a number of shares of Class A Common Stock or Class B Common Stock in excess of the number of authorized but unissued and unreserved shares of Class A Common Stock or Class B Common Stock, as the case may be, (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 2.4(b), any shares of Company Common Stock held in the treasury of the Company) or (y) any other provision of Applicable Law or Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares. The aggregate amount payable by Merger Sub to the Company for the Top-Up Shares shall be equal to the product of the number of Top-Up Shares and the Offer Price (the “Top-Up Consideration”). The Top-Up Consideration shall be paid to the Company at the closing of the Top-Up Option, at Merger Sub’s option, (A) in cash, by wire transfer of same-day funds, or (B) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price for the Top-Up Shares less the amount paid in cash pursuant to the immediately preceding clause (x) (the “Promissory Note”). The Promissory Note (1) shall be due on the first anniversary of the issuance of the Top-Up Shares pursuant to this Section 2.4, (2) shall bear simple interest of 5% per annum, (3) shall be full recourse to Merger Sub, (4) may be prepaid, in whole or in part, at any time without premium or penalty and (5) shall have no other material terms.

(c) In the event the Top-Up Option is exercised in accordance with this Section 2.4, Merger Sub shall promptly notify the Company in writing of the following: (i) the number and class of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (which, subject to Applicable Law and any required regulatory approvals, shall be effected as promptly as practicable and not more than two (2) Business Days after the date such notice is delivered to the Company). Such notice shall also include an undertaking signed by Parent and Merger Sub that Merger Sub shall, and Parent shall cause Merger Sub to, as promptly as practicable after the delivery by the Company of the Top-Up Shares, consummate the Merger in accordance with the terms hereof. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Sub in writing of the number of shares of Company Common Stock then outstanding and the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares, Parent or Merger Sub shall cause to be delivered to the Company the Top-Up Consideration, and the Company shall cause to be issued to Parent or Merger Sub a certificate representing such shares of Class A Common Stock or Class B Common Stock, as the case may be, which certificate may include any legends required by Applicable Law.

(d) Parent and Merger Sub acknowledge that the Top-Up Shares will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants that Merger Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any public distribution thereof within the meaning of the Securities Act.

(e) Notwithstanding anything to the contrary contained herein, to the fullest extent permitted by Applicable Law, each of the parties hereto agrees and acknowledges that in any appraisal proceeding under Section 262 of the DGCL with respect to the Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Shares or any cash or the Promissory Note delivered to the Company in payment for such Top-Up Option Shares should be considered in connection with the determination of the fair value of the Dissenting Shares in accordance with Section 262 of the DGCL.

2.5 Short Form Merger. If, after the consummation of the Offer, consummation of the Stock Purchase Agreement Transactions, and any exercise of the Top-Up Option, the number of shares of Company Common Stock beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least ninety percent (90%) of the then outstanding shares of each class of Company Common Stock, Parent shall cause Merger Sub to, and Parent and Parent’s other Subsidiaries shall, transfer any such Shares they own to Merger Sub to enable Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request in order to, cause the Merger to be completed as promptly as reasonably practicable as provided in Section 253 of the DGCL, and otherwise as provided in Article III below.

ARTICLE III

THE MERGER

3.1 The Merger. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

3.2 Merger Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place on the Offer Closing Date or as promptly as practicable thereafter, unless the Stockholders’ Meeting will be held in accordance with Section 3.8, in which case the Merger Closing shall take place as promptly as possible following the date of the Stockholders’ Meeting, in each case, unless this Agreement has previously been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Merger Closing and the Offer Closing shall be held at the offices of Sheppard, Mullin, Richter & Hampton LLP located at 1901 Avenue of the Stars, Suite 1600, Los Angeles, California 90067, unless another place is agreed to in writing by the parties hereto. The actual date of the Merger Closing is hereinafter referred to as the “Merger Closing Date.”

3.3 Effective Time. Subject to the provisions of this Agreement, at the Merger Closing, the Company and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

3.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, Liabilities, obligations, restrictions and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and By-Laws. At the Effective Time, the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit E attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law. The Company shall take such actions as are necessary so that, at the Effective Time, the By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

3.6 Directors. The Company shall take such actions as are necessary to cause the directors of Merger Sub immediately prior to the Effective Time to be the sole directors of the Surviving Corporation immediately following the Effective Time and such directors shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

3.8 Stockholders’ Meeting.

(a) If, after the Offer Closing, approval of the Company Stockholders (other than the approval of Merger Sub to consummate the Merger in accordance with Section 2.5) is required under Applicable Law to consummate the Merger, the Company shall, in accordance with and to the extent permitted by Applicable Law:

(i) as soon as reasonably practicable following the Offer Closing (and in any event, within five (5) Business Days), duly call and give notice of, and thereafter subsequently convene and hold a special meeting of the Company Stockholders in accordance with the provisions of the DGCL (the “Stockholders’ Meeting”) for the purpose of adopting this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement (including any required amendments to the Schedule TO and Schedule 14D-9) relating to the Merger and this Agreement and use commercially reasonable efforts to (A) obtain and furnish the information required to be included by the SEC or its staff in such proxy or information statement and, after consultation with Parent, respond promptly to any comments made by the SEC or its staff with respect to the preliminary information or proxy statement and, subject to compliance with SEC rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the “Proxy Statement”) to be mailed to the Company Stockholders at the earliest practicable time following the expiration or termination of the Offer, and (B) use its commercially reasonable efforts to obtain the necessary approvals of the Merger and this Agreement by the Company Stockholders; and

(iii) except to the extent withdrawn or modified pursuant to this Agreement, include in the Proxy Statement the Recommendation.

(b) The Company shall consult with Parent and Merger Sub with respect to the Proxy Statement (and any amendments or supplements thereto) and shall afford Parent and Merger Sub a reasonable opportunity to comment thereon prior to its finalization. Parent and Merger Sub shall furnish to the Company any and all information relating to Parent and Merger Sub required to be included in the Proxy Statement, including any information required under the Exchange Act and the rules and regulations thereunder. The Company shall provide Parent and its counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement (and any amendments or supplements thereto) promptly after receipt of such comments or other communications.

(c) Parent and Merger Sub shall (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall become false or misleading in any material respect and (ii) notify the Company in writing, prior to the Merger Closing, of the occurrence of any event which should be set forth in an amendment or supplement to the Proxy Statement. The Company shall promptly notify Parent and Merger Sub in writing of the occurrence of any event relating to the Company or the Transactions which should be set forth in an amendment or a supplement to the Proxy Statement. In case any amendment or supplement to the Proxy Statement is deemed necessary or appropriate, the Company, with the cooperation of Parent and Merger Sub, will promptly prepare and mail such amendment or supplement and the Company shall consult with Parent and Merger Sub with respect to such amendment or supplement and shall afford Parent and Merger Sub reasonable opportunity to comment thereon prior to such mailing.

(d) Parent and Merger Sub each agree that they will vote, or cause to be voted, at the Stockholders’ Meeting all of the shares of Company Common Stock then owned by them, or any of their respective Subsidiaries or Affiliates, or which they or any of their respective Subsidiaries or Affiliates have voting power, in favor of the adoption of this Agreement.

3.9 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK AND COMPANY OPTIONS

4.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock (each, a “Common Share” and collectively, the “Common Shares”) that is held by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect Subsidiaries or Affiliates will automatically be cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Company Common Stock to be cancelled in accordance with Section 4.1(a), and (ii) Dissenting Shares, if applicable) will be converted into the right to receive the Offer Price. If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Class A Common Stock or Class B Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Class A Common Stock or Class B Common Stock, as the case may be, pursuant to this Section 4.1(b) shall be equitably adjusted to the extent appropriate.

(c) Cancellation of Common Shares. At the Effective Time: (a) each Common Share outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and each certificate representing Common Shares (a “Certificate”) and each non-certificated share represented by book-entry (“Book-Entry Shares) that were outstanding immediately prior to the Effective Time shall (except for shares cancelled pursuant to Section 4.1(a)) cease to have any rights with respect thereto other than the right to receive the portion of the Merger Consideration with respect thereto; and (b) the stock transfer books of the Company shall be closed with respect to all Common Shares outstanding immediately prior to the Effective Time. No further transfer of any such Common Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Certificate is presented to the Paying Agent or to the Surviving Corporation, such Certificate shall be canceled and shall be exchanged as provided in Section 4.2.

(d) Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2 Surrender and Payment.

(a) Prior to the Effective Time, Parent and Merger Sub shall appoint Computershare Trust Company, N.A. or such other paying agent as designated by Parent and Merger Sub and reasonably acceptable to the Company from time to time (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration in exchange for: (i) the Certificates, or (ii) Book-Entry Shares. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Article IV (such cash being hereinafter referred to as the “Exchange Fund”). If the Exchange Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the

Certificates and the Book-Entry Shares for any reason, Parent shall take all steps necessary to promptly (and in any case, within five (5) Business Days) deposit additional cash with the Paying Agent sufficient to pay all Merger Consideration required to be paid pursuant to this Article IV, and Parent shall in any event be liable for the payment thereof. Parent shall pay all charges and expenses, including those of the Paying Agent, incurred in connection with the exchange of Common Shares for the Merger Consideration. The Exchange Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), Parent shall send, or shall cause the Paying Agent to send, to each record holder of Common Shares at the Effective Time, a letter of transmittal in such form as Parent and the Company shall reasonably agree (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or upon delivery of an “agent’s message” regarding the book-entry transfer of the Book-Entry Shares to the Paying Agent) for use in such exchange.

(b) Upon (i) surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.5), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or holder of record of such Book-Entry Shares, as the case may be, shall be entitled to receive a cash amount (after giving effect to any required Tax withholdings as provided in Section 4.4) equal to the product of (i) the Offer Price and (ii) the number of Common Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.5) or Book-Entry Shares, as the case may be. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 4.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Offer Price or the right to demand to be paid the “fair value” of the Common Shares represented thereby as contemplated by Section 4.3. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article IV.

(c) If any of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration payable upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book-Entry Shares.

(e) Any portion of the Exchange Fund made available to the Paying Agent in respect of any Dissenting Shares, if any, shall be returned to Parent, upon demand.

(f) Any portion of the Exchange Fund deposited with the Paying Agent which remains unpaid to the holders of Common Shares for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Common Shares who have not theretofore complied with this Article IV shall thereafter look only to Parent for the allocable Merger Consideration, without any interest thereon but subject to any applicable withholdings.

(g) None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Common Shares for any portion of the Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) No dividends or other distributions with respect to capital stock of the Company with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

4.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, Common Shares issued and outstanding immediately prior to the Effective Time (other than Common Shares cancelled in accordance with Section 4.1(a)) and held by a holder who has not voted in favor of adoption of this Agreement and who has properly exercised appraisal rights of such Common Shares in accordance with Section 262 of the DGCL (such Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Common Shares) shall not be converted into a right to receive the Merger Consideration allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration allocable thereto in accordance with Section 4.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such Common Share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand. Except with the prior written consent of Parent, the Company shall not make any voluntary payment with respect to, or settle or offer to settle, any such demands.

4.4 Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

4.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under this Article IV, without any interest thereon but subject to any applicable withholdings

4.6 Treatment of Company Options.

(a) As soon as practicable following the date hereof, the Company Board shall adopt any resolutions, in form and substance reasonably satisfactory to Parent, and the Company shall take any additional actions that may be reasonably necessary or that Parent reasonably considers appropriate (under the Company Stock Plans or otherwise) to provide that (i) each holder of Company Options (whether or not then vested or exercisable) shall be provided with a notice pursuant to which all outstanding Company Options held by such holder shall become fully vested and may be exercised by such holder beginning on the twentieth (20th) Business Day prior to the Initial Offer Expiration Time through the Initial Offer Expiration Time, which accelerated vesting and exercise shall be contingent on the occurrence of the Merger Closing (such period, the “Option Notice Period”) in accordance with the terms and conditions of the applicable Company Stock Plan and award agreement under which such Company Options were granted and (ii) to the extent that any Company Option is not so exercised during the Option Notice Period, such Company Option shall be cancelled immediately prior to the Merger Closing without any consideration or payment in respect thereof; provided that, notwithstanding anything to the contrary, in the event that (x) the holder of a Company Option does not exercise such Company Option during the Option Notice Period and (y) such Company Option has a per share exercise price that is less than the Offer Price, such Company Option shall be automatically deemed to have been exercised by net settlement contingent on, and effective immediately prior to, the Merger Closing.

(b) Prior to the Effective Time, the Company shall take all such lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 4.6. Except as otherwise agreed to in writing by the parties hereto after the Agreement Date, the Company will ensure that: (i) the Company Stock Plans will terminate as of the Effective Time; and (ii) no participant in any of the Company Stock Plans shall have any right under any such Company Stock Plan to acquire (directly or indirectly), at or any time after the Effective Time, any capital stock or other equity interest of the Company, the Surviving Corporation or any other Person.

(c) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of Equity Securities in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act). Such approval shall specify: (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the representations and warranties to which the information in such schedule relates unless the applicability of such disclosure to a different representation or warranty is reasonably apparent on its face); or (b) the Company SEC Documents filed or furnished after January 1, 2014 and prior to the date of this Agreement (the “Specified Company SEC Documents”) (excluding any disclosures in the Specified Company SEC Documents that are set forth under the headings “Risk Factors” or disclosure of risks set forth in any “forward looking statements” disclaimer or any other statements that are similarly cautionary, nonspecific or predictive in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows.

5.1 Organization and Good Standing. The Company and each Subsidiary of the Company is a corporation, limited partnership, or limited liability company (as applicable) duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would not be material the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing, in the jurisdictions set forth on Section 5.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified or licensed and in good standing would not be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of the currently effective Organizational Documents of the Company and each of its wholly-owned Subsidiaries listed on Section 5.2 of the Company Disclosure Schedule, each as amended to date. Neither the Company nor any wholly-owned Subsidiary of the Company is in violation of its respective Organizational Documents, each as amended to date, in any material respects.

5.2 Subsidiaries. Except for the entities listed on Section 5.2 of the Company Disclosure Schedule, the Company does not have any Subsidiaries or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. All outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and are owned by the Company, free and clear of all Liens.

5.3 Power, Authority, Recommendation, No Consents and No Violations.

(a) Power and Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, in the case of the Merger, the receipt of the Requisite Company Vote, if required by Applicable Law, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The affirmative vote of the holders of at least a majority in voting power of the shares of Company Common Stock outstanding on the record date of the Stockholders Meeting, voting together as a single class, to adopt this Agreement (the “Requisite Company Vote”), if required by Applicable Law, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors rights generally and by general principles of equity.

(b) Recommendation. The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the Transactions, (ii) approving and declaring advisable this Agreement, the Offer and the Merger, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the other Transactions, on the terms and subject to the conditions set forth herein and therein, are advisable and in the best interests of the stockholders of the Company, (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by Applicable Law, adopt this Agreement (this clause (iv), the “Recommendation”), and (v) irrevocably, prior to any termination of this Agreement in accordance with its terms, approving for all purposes each of Parent, Merger Sub and their respective Affiliates with respect to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby (including the Offer and the Merger) and thereby to exempt such Persons (with respect to this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby), agreements and transactions from, and to elect for the Company, Parent, Merger Sub and their respective Affiliates not to be subject to, (A) any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (including the provisions of Section 203 of the DGCL) of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Stock Purchase Agreement Transactions and the Merger) with respect to any of the foregoing, or (B) the voting requirements of Section 4(b)(1) of the Bylaws of the Company, which resolutions have not been rescinded, modified or withdrawn in any way.

(c) No Consents. Subject to the receipt of the Requisite Company Vote, if required by Applicable Law, no consent, approval, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a “Consent”) (i) any Governmental Entity; or (ii) any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger, except for (w) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (x) the filing of the Schedule 14D-9 with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger, the Offer and the other Transactions, (y) such Consents as may be required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (collectively, the “Antitrust Laws”), or (z) such Consents as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market, and, in each case, to the extent that the failure to obtain such Consent would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) No Violations. The execution, delivery and performance of this Agreement and the other Deal Agreements by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any (i) Contract governing the lease of any Leased Real Property set forth on Section 5.6(a) of the Company Disclosure Schedule or (ii) any other Material Contract, in each case, binding on the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Offer and the Merger and the other Transactions), compliance with the matters referred to in Section 5.3(c), under any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

5.4 Capitalization of the Company.

(a) Authorized and Outstanding Capital Stock of the Company. The authorized capital stock of the Company consist of: (i) 46,000,000 shares of Class A Common Stock, 12,414,490 of which have been issued and are outstanding; (ii) 2,000,000 shares of Class B Common Stock, 1,775,821 of which have been issued and are outstanding; and (iii) 2,000,000 shares of Preferred Stock, none of which have been issued or are outstanding. All issued and outstanding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law.

(b) Options. The Company has reserved an aggregate of 685,032 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options), and no other shares of Company Common Stock have been reserved for issuance. A total of 2,127,506 shares of Class A Common Stock and 25,750 shares of Class B Common Stock are subject to outstanding Company Options as of the Agreement Date. Section 5.4(b) of the Company Disclosure Schedule contains a correct and complete list as of the date of this Agreement of all Company Options and any other equity-based awards granted under Company Stock Plans, included the holder, date of grant, term, number of shares of Company Common Stock subject to such Company Option and, where applicable, exercise price and vesting schedule. All outstanding Company Options were granted under the applicable Company Stock Plan. All Company Options have been issued and granted in material compliance with Applicable Law. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Each Company Option (A) was granted in compliance in all material respects with all Applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (C) has a grant date identical to the date on which the Company Board or Compensation Committee actually awarded such Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax returns and the Company SEC Documents, respectively.

(c) Debt. As of the date of this Agreement, the only principal amount of outstanding Indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating or capital leases) is for borrowings in the amounts, set forth in Section 5.4(c) of the Company Disclosure Schedule.

5.5 Financial Statements; Sarbanes-Oxley Act Compliance.

(a) Financial Statements. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2014 (the “Balance Sheet”) and the related unaudited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended included in the Specified Company SEC Documents (collectively, the “Annual Financial Statements”), and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 30, 2013 included in the Specified Company SEC Documents, and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), (i) are consistent with the books and records of the Company and its Subsidiaries, as applicable, in all material respects, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and (iii) fairly present in all material respects the financial condition and results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, subject to normal year-end adjustments and the absence of notes. The date of the Balance Sheet is referred to herein as the “Balance Sheet Date”).

(b) No Undisclosed Liabilities. No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company. There are no Liabilities of the Company or its Subsidiaries (whether accrued, contingent or otherwise) other than Liabilities (i) reflected on the Balance Sheet or readily apparent in the notes thereto, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) arising from contractual arrangements entered into in the ordinary course of business, including obligations with respect to employment agreements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (iv) as set forth on Section 5.5(b) of the Company Disclosure Schedule. The Company is not a party to any off-balance sheet arrangements that could have a current or future material effect upon the Company’s consolidated financial condition or results of operations except as set forth in the notes to the Financial Statements

(c) Sarbanes-Oxley Act Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”), with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects as of the date they were made. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

(d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company’s and its consolidated Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP. No disclosure has been made to the audit committee of the Company Board, and to the Company’s Knowledge there are no: (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) instances of fraud that involves management or other employees who have a role in the Company’s internal control over financial reporting.

(e) Off-balance Sheet Arrangements. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(f) Absence of Changes. Since the Balance Sheet Date, except for the transactions contemplated by this Agreement, (i) the Company has operated in the ordinary course of business, (ii) there has not been material damage, destruction, impairment or loss (whether or not covered by insurance) to any material assets of the Company, (iii) the Company has not incurred or assumed any Liabilities for borrowed money or guaranteed any such Liabilities, (iv) the Company has not merged with, entered into a consolidation with or acquired an interest in any Person, (v) there has not occurred any change, effect, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (vi) there has not been any action taken by the Company of its Subsidiaries that would have required the consent of Parent pursuant to Section 7.3 if such action had been taken after the date of this Agreement and (vii) the Company has not agreed, whether in writing or otherwise, to do any of the foregoing.

5.6 Real Property and Personal Property Matters.

(a) No Owned Real Property; Leased Real Property.

(i) Neither the Company nor any Subsidiary of the Company owns fee simple title to any Owned Real Property. Section 5.6(a) of the Company Disclosure Schedule contains a true and correct list of all Company’s Leased Real Property, including, without limitation, (A) the address of the Company Leased Real Property, (B) the name and address of each landlord of the Company’s Leased Real Property, (C) the name and address of each subtenant of the Company or any Company Subsidiary at the Company’s Leased Real Property, and (D) a list of all Contracts comprising each of the Company’s Leases for the Company’s Leased Real Property. The Company has delivered or made available to Parent a true and complete copy of each of the Company’s Leases for the Company’s Leased Real Property, and in the case of any of the Company’s Leases that are oral, a written summary of the material terms of such Company Leases.

(ii) The Company and any Subsidiary party to any Lease related to the Company’s Leased Real Property has good leasehold title to the Company’s Leased Real Property free and clear of any Liens other than Permitted Liens. The Company’s Leases are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Party, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any of the Company’s Leases.

(iii) Neither the Company nor any of its Subsidiaries has entered into any sub-lease as sub-landlord with respect to any of the Company’s Leased Real Property.

(iv) No security deposit or portion thereof deposited with respect to the Company’s Leases have been applied in respect of a breach or default under the Company’s Leases which has not been redeposited in full. Neither the Company nor any Company Subsidiary owes any brokerage commissions or finder’s fee with respect to the Company’s Leases.

(v) There are no material unsatisfied capital expenditure requirements or remodeling obligations of the Company or any Company Subsidiary at the Company’s Leased Real Property other than ordinary maintenance and repair obligations.

(vi) There are no material contingent liabilities with respect to any of the Company’s current or former Owned Real Property (if any) or Leased Real Property, except for those material contingent liabilities (w) that are not yet due and payable, (x) that are related to obligations that have not yet matured or (y) which are being contested in good faith and as to which the Company has established adequate reserves on its Financial Statements.

(b) Personal Property.

(i) The Company and each Subsidiary of the Company has good title to, or a valid and binding leasehold interest in, all the material personal property owned by it, except for that personal property that is no longer used or useful in the conduct of their businesses, and in each case free and clear of all Liens other than Permitted Liens.

(ii) All material Personal Property (A) is in good operating condition and repair, subject to normal wear and maintenance, (B) is usable in the ordinary course of business and (C) conforms in all material respects to Applicable Laws and all Governmental Permits issued to the Company or its Subsidiaries relating to their construction, use and operation. No Person other than the Company or its Subsidiaries owns any material piece of equipment or other material tangible property situated on the premises of the Company or its Subsidiaries or necessary to operate the Company Business in a manner, and at levels of activity and productivity, consistent with the manner and levels at which the Company Business has been conducted in the previous 12 months, except for items leased.

5.7 Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 5.7 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company is a party or to which the Company or any of its assets or properties is bound:

(a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), filed by the Company with the SEC;

(b) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $300,000 or more;

(c) any joint venture or partnership Contract, other than sales agent and referral agreements, in each case entered into in the ordinary course of business;

(d) any Contract for or relating to the employment by it of any director or officer or any other type of Contract with any of its directors or officers that is not immediately terminable by it without cost or other Liability, including any Contract requiring it to make a payment to any director or officer as a result of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(e) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP;

(f) any Contract that restricts it from (i) engaging in any aspect of its business; (ii) participating or competing in any line of business, market or geographic area; or (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions);

(g) any Contract that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(h) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Company Options under the Company Stock Plan;

(i) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(j) any Contract of guarantee, support, or assumption with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(k) any other Contract in which its officers, directors, employees or stockholders or any member of their immediate families is directly or indirectly interested (whether as a party or otherwise); or

(l) any Company License Agreement.

All Company Material Contracts are in written form. All Company Material Contracts are valid and binding on the Company and/or the relevant Company Subsidiary that is a party thereto and, to the Company’s Knowledge, each other party thereto, and are in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any third party (1) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (2) the right to cancel or terminate any Company Material Contract.

5.8 Intellectual Property.

(a) The Company owns or has the valid right or license to all Intellectual Property Rights used in or necessary for the conduct of the Company Business (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). Such Company IP Rights are sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned or purported to be owned by the Company.

(b) Neither the execution, delivery and performance of this Agreement or the Company Ancillary Agreements, nor the consummation of the Merger and the other transactions contemplated by this Agreement and/or by the Company Ancillary Agreements shall, in accordance with their terms: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (ii) materially impair the right of the Surviving Corporation or Parent or its Subsidiaries to use, make, market, license, sell, copy, distribute, or dispose of any Company IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any Third Party (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, manufacture, marketing, license-in, offering for sale, sale, copying, modification, distribution, display or disposition of any Company IP Rights by the Company, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) The Company has taken all reasonably necessary steps to protect, preserve and maintain the secrecy and confidentiality of the Trade Secrets included in the Company IP Rights and to preserve and maintain all the Company’s interests in and rights to the Company IP Rights. Any current and prior employees, consultants and independent contractors of the Company engaged in the development or creation of any Company-Owned IP Rights have executed and delivered to the Company a valid intellectual property and confidentiality agreement for the benefit of the Company or a Subsidiary of the Company pursuant to which, such employee, consultant and independent contractor has agreed to keep the Company IP Rights confidential and has assigned each of his or her inventions and all other Intellectual Property Rights created or developed within the scope of their employment to the Company or a Subsidiary of the Company. To the Company’s Knowledge, no current or former employee, director, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(d) Section 5.8(d) of the Company Disclosure Schedule contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any Subsidiary of the Company of any Intellectual Property Rights with any Governmental Entity or quasi-governmental authority, including Internet domain name registries; (ii) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to

Applicable Law by the Company or any Subsidiary of the Company to secure, perfect or protect its interest in the Company-Owned IP Rights, including all patent applications, copyright applications, mask work applications and applications for registration of trademarks and service marks, and where applicable the jurisdiction in which each of the items of the Company-Owned IP Rights has been applied for, filed, issued or registered ((i) and (ii) collectively, “Registered Company-Owned IP Rights”); (iii) all Actions before any Governmental Entity, arbitrator, court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company-Owned IP Rights; and (iv) all material unregistered Trademarks and Copyrights included in the Company-Owned IP Rights. All Registered Company-Owned IP Rights are valid, enforceable and subsisting, and the Company is the record owner thereof. To the Company’s Knowledge, the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business. To the Company’s Knowledge, the Company owns exclusively, and has good title to, all copyrighted works that the Company purports to own.

(e) The Company solely and exclusively owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Liens (other than Permitted Liens). To the Company’s Knowledge, there is no unauthorized use, infringement, violation or misappropriation of any Company-Owned IP Rights by any Third Party, employee or former employee. During the six (6) years prior to the date hereof, the Company has not sent written notices to any Third Party alleging that such Third Party is infringing, misappropriating or otherwise violating any Company-Owned IP Rights.

(f) Neither the operation of the Company Business as currently conducted and as conducted in the six (6) year period prior to the date hereof, nor the use, sale, lease, transfer, reproduction, distribution, modification or other exploitation of the Company’s products or services infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any Third Party or entitles any Third Party to any interest therein, or right to compensation from Company or its customers, successors, or assigns. As of the date hereof, there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company alleging that the Company Business infringes, violates or misappropriates the Intellectual Property Rights of any Third Party.

(g) The Company owns or has valid and enforceable rights (pursuant to agreements that are and will continue to be in full force and effect in accordance with their terms following the Closing) to, the Company IT Assets. The Company IT Assets are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operations of the Company Business. The Company has taken reasonable measures, consistent with industry practice, to preserve and maintain the performance, security and integrity of Company IT Assets and all software, information or data stored thereon. There has been no failure with respect to any Company IT Assets that has had a material effect on the operations of the Company Business and has not been fully remedied and there has been no unauthorized access to or use of any Company IT Assets or any software, information or data stored thereon. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices for the data and information critical to the business of the Company.

(h) The Company and all of its Subsidiaries have (i) complied in all material respects with its and their published privacy policies, internal privacy policies and internal guidelines and all Applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information is protected against loss, damage, and unauthorized access, use and/or, modification. There has not been any loss, damage, or unauthorized access, use, modification, or other misuse, of any Personally Identifiable Information by the Company or any of its Subsidiaries. No Third Party (including any Governmental Entity) has provided any written notice to the Company or any of its Subsidiaries, made any written claim, or commenced any action or proceeding against the Company or any of its Company Subsidiaries with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by the Company, any of its Subsidiaries or any of its or their employees or contractors.

5.9 Compliance with Laws.

(a) Since June 1, 2011, the Company has complied in all material respects, and is now in material compliance, with all Applicable Law and all material permits, licenses and approvals from, and has made all material filings with, Governmental Entities, that are necessary and/or legally required to be held by it to conduct the Company Business (including without limitation the occupancy and use of Company Leased Real Property) without any violation of Applicable Law (“Governmental Permits”). No event has occurred since June 1, 2011, or circumstance exists that (with or without notice or lapse of time) (i) would reasonably be expected to constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any Applicable Law or Governmental Permit or (ii) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or bear all or any portion of the cost of, any remedial action.

(b) (i) The Company holds all Governmental Permits, and (ii) all such Governmental Permits are valid and in full force and effect, and immediately following the Effective Time will be in effect, except, in each case, where the failure to hold such Governmental Permits, or the invalidity thereof, would not reasonably be expected to be material to the Company. The Company has not received any written notice from any Governmental Entity regarding (i) any actual or possible violation of Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

(c) Neither the Company nor, to the Company’s Knowledge, any director or officer of the Company has, for or on behalf of the Company, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

5.10 Employees, ERISA and Other Compliance.

(a) Section 5.10(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each material Company Benefit Plan. No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company who reside or work outside of the United States.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, correct and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the most recent summary plan description together with the summary or summaries of all material modifications thereto, (v) the most recent IRS determination or opinion letter, (vi) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), and (vii) all material correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last three years with respect to any Company Benefit Plan.

(c) To the Company’s Knowledge, (i) each Person who is currently performing services for the Company and each person who formerly performed services for the Company since June 1, 2011, has been properly classified by the Company as an employee, independent contractor, leased employee or agent for all purposes, including, but not limited to, payroll Taxes, withholding, unemployment insurance, every Employee Benefit Plan and any Applicable Law, except for any such failure to properly classify that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any Person who is or has performed services for the Company. The Company has received no written notice of any pending or threatened claim by any Person who is or has performed services for the Company that he/she is or was misclassified for any purpose and, to the Knowledge of the Company, there is no threatened claim by any such Person that he/she is or was misclassified for any purpose. The Company has no notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the classification of any Person who is or has performed services for the Company and, to the Knowledge of the Company, there is no threated inquiry or audit by any Governmental Entity concerning the classification of any such Person.

(d) To the Company’s Knowledge, (i) all current employees and all former employees entitled to meal/rest periods since June 1, 2011, under any Applicable Law have been given those meal/rest periods by the Company, except for such failure to provide such meal/rest periods that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the failure to give meal/rest periods to any eligible current or former employee. The Company has received no written notice of any pending or threatened claim by any current employee or former employee that he/she has not been given the meal/rest periods to which he/she is or was entitled, and, to the Knowledge of the Company, there is no threatened claim by any employee or former employee that he/she has not been given the meal/rest periods to which he/she is or was entitled. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s meal/rest breaks policies and practices, and, to the Knowledge of the Company, there is no threatened inquiry or audit from any Governmental Entity concerning the Company’s meal/rest periods policies and practices.

(e) To the Company’s Knowledge, (i) all pay stubs of current employees and former employees since June 1, 2013, are and have been fully compliant with any Applicable Law in all material respects, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to failure to comply with any Applicable Law relating to pay stubs. The Company has received no written notice of any pending or threatened claim by any current or former employee that his/her pay stub(s) is or was improperly prepared, and, to the Knowledge of the Company, there is no threatened claim by any employee or former employee that his/her pay stub(s) is or was improperly prepared. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning pay stubs, and, to the Knowledge of the Company, there is no threatened inquiry or audit from any Governmental Entity concerning pay stubs.

(f) To the Company’s Knowledge, (i) every employee currently classified or formerly classified as a “Scuba Instructor” since June 1, 2011, has been properly paid wages by the Company in full compliance with any Applicable Law, except for any such failure that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect liability, whether actual or contingent, with respect to the failure to pay wages properly under any Applicable Law to current and former “Scuba Instructors.” The Company has received no written notice of any pending or threatened claim by any current or former Scuba Instructor that he/she is or was improperly paid wages, and, to the Company’s Knowledge, there is no threatened claim by any current or former Scuba Instructor that he/she was improperly paid wages. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s policies and practices with respect to the payment of wages to Scuba Instructors, and, to the Knowledge of the Company, there is no such threatened inquiry or audit from any Governmental Entity.

(g) To the Company’s Knowledge, (i) every current “Store Manager,” every current “Store Assistant Manager,” every current “Store Supervisor” and every current “Team Sales Associate” who is classified as an exempt employee and every former Store Manager, every former Assistant Store Manager, every former Store Supervisor and every current Team Sales Associate who was classified as an exempt employee since June 1, 2011, is or was properly classified as an exempt employee under any Applicable Law, except for any such failure to so classify that would not reasonably be expected to be material to the Company, and (ii) the Company does not have any direct or indirect material liability, whether actual or contingent, with respect to the misclassification of any current or former Store Manager, any current or former Store Assistant Manager, any current or former Store Supervisor and/or any current or former Team Sales Associate as an exempt employee. The Company has received no written notice of any pending or threatened claim by any current or former Store Manager, Store Assistant Manager, Store Supervisor and/or Team Sales Associate that he/she was improperly classified as an exempt employee, and, to the Company’s Knowledge, there is no threatened claim by any current or former Store Manager, Store Assistant Manager, Store Supervisor and/or Team Sales Associate that he/she is or was improperly classified as an exempt employee. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s classification of Store Managers, Store Assistant Managers, Store Supervisors and/or Team Sales Associates as exempt employees, and, to the Company’s Knowledge, there is no such threatened inquiry or audit from any Governmental Entity.

(h) To the Company’s Knowledge, no current or former non-exempt employee has been paid any bonus, commission or other premium pay since June 1, 2011, that has not been included in his/her regular rate of pay for purposes of computing overtime under any Applicable Law, except for such failure to be included in his/her regular rate of pay that would not reasonably be expected to be material to the Company. Except for occurrences for which Parent and Merger Sub could not have any present or future, direct or indirect, material liability, the Company does not have any direct or indirect liability, whether actual or contingent, with respect to the failure to include bonuses, commissions or other premium pay in the regular rate of pay of non-exempt employees for purposes of computing overtime. The Company has received no written notice of any pending or threatened claim by any current or former non-exempt employee that his/her overtime entitlement was improperly computed, and, to the Company’s Knowledge, no such claim is threatened by any current or former non-exempt employee. The Company has received no written notice of any pending or threatened inquiry or audit from any Governmental Entity concerning the Company’s policies and practices relating to the calculation of overtime, and, to the Company’s Knowledge, no such inquiry or audit is threatened by any Governmental Entity.

(i) The Company is not and has not been a party to any collective bargaining agreement or similar contract with any labor union or organization. To the Company’s Knowledge, no labor union or organization is seeking or has sought to organize any of the Company’s employees, and, to the Knowledge of the Company, no labor union or organization is threating to organize any of the Company’s employees. No unfair labor practice charge has been filed against the Company with the National Labor Relations Board, and, to the Knowledge of the Company, no Person or labor union or organization is threating to file such a charge. There has never been at strike or other material disruption of work, including, but not limited to, picketing, slowdowns and work stoppages, by any of the Company’s employees at the Company’s premises, and, to the Knowledge of the Company, no Person or labor union or organization is threatening such action. No labor union or organization has conducted an organized corporate campaign against the Company, and, to the Knowledge of the Company, no Person or labor union or organization is threatening such action. To the Company’s Knowledge, the Company is and has been in material compliance with all Applicable Law in all material respects relating to labor relations and related matters and has not engaged in any unfair labor practices. The Company has received no written notice of any pending inquiry or audit from any Governmental Entity concerning the Company’s labor policies or practices, and, to the Knowledge of the Company, there is no such threatened inquiry or audit from any Governmental Entity.

(j) The Company is compliant in all material respects with all Applicable Law governing health and safety, including, but not limited to, the federal and California Occupational Health and Safety Acts.

(k) To the extent required by Applicable Law, the Company maintains and has maintained copies of I-9 Employee Eligibility Verification Forms for all persons it currently employs and has employed and is fully compliant with the Immigration Reform and Control Act of 1986.

(l) The Company has not taken any employment action(s) since June 1, 2011, at any site or facility that individually or in combination with other employment action(s) taken by the Company prior to Merger Closing Date trigger any notice, damages, payment, penalty or other obligation under the federal Worker Adjustment and Retraining Act of 1988 (“WARN”) or any comparable or similar applicable state or local Law. The Company has not incurred any liability under WARN or under any comparable or similar applicable state or local Law that remains unsatisfied.

(m) The Company has made available to Parent with respect to each Person who is currently serving the Company, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, e.g., disability, family or medical leave, sick leave, the following at least ten (10) calendar days prior to Merger Closing Date: (i) the name of the Person and the date he/she was originally hired or otherwise engaged by the Company, (ii) whether he/she is on active or inactive status, (iii) whether such person is classified as an employee, independent contractor, leased employee or agent, (iv) whether such person, if an employee, is classified as exempt or non-exempt, (v) whether such Person has a Contract of employment or engagement, and if such person has such a Contract, a copy of the Contract, (vi) the Person’s, if an employee, job title, pay grade and supervisor’s name, (vii) the Person’s, if an employee, current annualized compensation, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential, and any other compensation potential or entitlement, (viii) whether the person, if an employee, is not fully available to perform work because of a qualified disability or other leave and the expected date of return to full service and (ix) the work location where the Person is deemed domiciled.

(n) To the Company’s Knowledge, the Company is compliant in all material respects with all Applicable Law relating to discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no claims or proceedings pending or, to the Company’s Knowledge, threatened against the Company brought by or on behalf of any applicant for employment, any Person currently providing services to the Company or any Person who formerly provided services to the Company, whether individually or part of a class, relating to wrongful termination of employment and/or any discriminatory, wrongful or tortious conduct in connection with the employment relationship, and, to the Company’s Knowledge, no such claims are threatened.

(o) The Company is compliant in all material respects with all Contracts of employment or engagement. There are no claims or proceedings pending or threatened against the Company brought by any Person currently providing services to the Company or any person who formerly provided services to the Company, whether individually or part of a class, relating to Contracts of employment or engagement, and, to the Company’s Knowledge, no such claims are threatened, in each case which individually or in the aggregate would reasonably be expected to be material to the Company.

(p) Neither the Company, nor any of its ERISA Affiliates maintains, sponsors or contributes to any Company Benefit Plan that (i) constitutes a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) is a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) is a “multiple employer plan” as defined in Section 413(c) of the Code.

(q) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by all Applicable Laws, including without limitation, ERISA and the Code. With respect to each Company Benefit Plan, all material reports, returns, notices, and other documentation that are required to have been filed or furnished to any governmental authority, or to the participants or beneficiaries of the Company Benefit Plan, have been filed or furnished on a timely basis. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued.

(r) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501(a) of the Code has received or is the subject of a favorable determination or opinion letter from the Internal Revenue Service, and nothing has occurred which may be expected to cause the loss of such qualification or exemption.

(s) Neither the Company nor any of its ERISA Affiliates has or would reasonably be expected to have any liability with respect to any current or former employee, officer or director in respect of post-retirement health, medical, life insurance or other welfare benefits, except for group health plan continuation coverage required under Part 6 of Subtitle B of Title I of ERISA or similar state law.

(t) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(u) Neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, could (i) entitle any employee, director, officer or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(v) For the purposes of this Section 5.10, the term “material” shall mean any debt, liability, claim or other obligation having a value, individually or in the aggregate, of $100,000 or more arising out of the same or substantially similar event or circumstance.

5.11 Insurance.

(a) Section 5.11(a) of the Company Disclosure Schedule sets forth each fire, liability and other form of insurance (including, but not limited to all historic occurrence-based insurance policies (the “Insurance Policies”), setting forth, in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type of coverage, deductibles and coverage limits. Each of the Insurance Policies are in full force and effect for such amounts as are sufficient for compliance in all material respects with all requirements of Applicable Law and of all contracts related to the business to which the Company is bound. There is no claim greater than $25,000 pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company is otherwise in material compliance with the terms of such policies.

(b) Excluding policies that have expired or been replaced in the ordinary course of business, no insurance policies to which the Company is or was bound or is or was insured has been cancelled since June 1, 2011 and no written notice has been received by the Company nor, to the Knowledge of the Company, has any threat been made, in each case, to cancel any such insurance policy to which the Company is or was a party or by which the Company is or as bound or is or was insured during such period.

(c) No event relating to the Company or any of its Subsidiaries or the Company Business has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any Insurance Policy or that is likely to result in a prospective upward adjustment in such premiums.

(d) No event has occurred with respect to the Company or any of its Subsidiaries and, to the Knowledge of the Company, with respect to the insurer, including without limitation, the failure by the Company or any of its Subsidiaries to give any notice or information or the Company or any of its Subsidiaries Subsidiary giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any Insurance Policies.

5.12 Related Party Transactions. No officer or director of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

5.13 Taxes.

(a) The Company and each of its Subsidiaries has filed all material Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects, and all Taxes, whether or not shown as due on such Tax Returns, have been duly and timely paid. No written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

(b) There is no audit currently pending against the Company or any of its Subsidiaries in respect of any Taxes nor, to the Knowledge of the Company, is any such activity contemplated by any Governmental Entity. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable and for which sufficient reserves have been established on the Financial Statements, and complied in all material respects with any Tax information reporting obligation.

(c) The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party.

(d) None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) None of the Company or any of its Subsidiaries (i) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. None of the Company or any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f) None of the Company or any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Merger Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Merger Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Merger Closing Date.

(g) At no time during the five (5)-year period ending on the date hereof was the Company or any of its Subsidiaries a “distributing corporation” or “controlled corporation”

within the meaning of Code Section 355(a)(1)(A) in any distribution intended to qualify under Code Section 355.

(h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(i) None of the Company or any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) None of the Company or any of its Subsidiaries has a permanent establishment (as defined in any relevant United States income tax treaty) in any jurisdiction outside the United States.

5.14 Environmental Matters. (a) The Company has complied with all applicable Environmental Laws in all material respects; (b) to the Company’s Knowledge, no property currently or formerly owned or operated by the Company or any Subsidiary has been contaminated with any Hazardous Substance requiring remediation pursuant to any Environmental Law; (c) the Company is not subject to any material liability for Hazardous Substance disposal or contamination on any third party property; (d) the Company has not received any written notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (e) the Company is not subject to any order, decree, injunction or agreement with any Governmental Entity relating to liability under any Environmental Law; (f) to the Company’s Knowledge, there are no other circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; and (g) the Company has delivered to Parent copies of any environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or any of its current or former properties or operations.

5.15 Brokers’ Fees. The Company does not have any Liability to pay any fees or commissions to any broker, finder or similar agent with respect to this Agreement, the Deal Agreements or the transactions contemplated by hereby or thereby.

5.16 SEC Documents. The Company has filed or furnished, as applicable, on a timely basis, all Company SEC Documents since January 1, 2013. Each such Company SEC Document (a) at the time filed, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and (b) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Agreement Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents filed since January 1, 2013 complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.17 Litigation. (a) There is no Action, pending or, to the Knowledge of the Company, threatened in writing against the Company, and (b) none of the Company or any of its Subsidiaries is subject to any outstanding Order.

5.18 Fairness Opinion. The Company has received the opinion of the Financial Advisor (the “Fairness Opinion”) to the effect that, based upon and subject to the qualifications and assumptions set forth therein, the Offer Price is fair, from a financial point of view, to the holders of shares of Class A Common Stock and Class B Common Stock (other than the Excluded Stockholders (as defined therein)), and, as of the Agreement Date, such Fairness Opinion has not been withdrawn, revoked or modified.

5.19 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, the Offer, the Merger, the Stock Purchase Agreement or the other Transactions.

5.20 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and saleable in the ordinary course of business, subject to changes in customer demand affecting the industries and markets in which the Company and its Subsidiary do business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves in accordance with GAAP have been established and identified in the Financial Statements. All inventory not written off has been valued in accordance with GAAP in all material respects. All of such inventory is owned by the Company or one of its Subsidiaries free and clear of all Liens, other than Permitted Liens, and no such inventory is held on a consignment basis.

5.21 Suppliers. Schedule 5.21(a) of the Company Disclosure Schedule sets forth (i) each supplier to whom the Company or any of its Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $1,000,000 for one or more of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. To the Knowledge of the Company, none of the suppliers set forth on Schedule 5.21(b) of the Company Disclosure Schedule has ceased, or intends to cease, to supply goods or services to the Company or its Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or its Subsidiaries.

5.22 Warranties. Since June 1, 2011, there have been no material design, manufacturing or other defects, latent or otherwise, with respect to any products sold by the Company or its Subsidiaries which have resulted in any material liability for the Company. There are no, and since June 1, 2011 there have not been, any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly cause by, any product purchased or sold by the Company or any of its Subsidiaries.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows.

6.1 Organization and Good Standing. Parent and Merger Sub are duly organized, validly subsisting or existing, and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, subsisting or existing, or in good standing or to have such power and authority would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other Transactions.

6.2 Power, Authority and Consents.

(a) Power and Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub or any of their Affiliates, and no other stockholder votes are necessary (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which Parent shall deliver to the Company promptly following the execution of this Agreement), to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other Transactions. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming due execution and delivery by the Company and that this Agreement is a valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b) No Consents. No Consent of (i) any Governmental Entity; or (ii) any other Person is necessary or required to be made or obtained by Parent or Merger Sub or any of their respective Affiliates to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement, the Stock Purchase Agreement, the Support Agreements, and each of the Parent Ancillary Agreements or to consummate the Merger, except for (x) the filing of the Schedule TO with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger, the Offer and the other Transactions, (y) the filing and recordation of the Certificate of Merger with the Office of the Secretary of

State of the State of Delaware, or (z) such Consents as may be required under any Antitrust Laws, and, in each case, to the extent that the failure to obtain such Consent would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other Transactions.

6.3 Stockholders Consent. No consent or approval of the stockholders or any equity holders of Parent or any of its respective Affiliates (other than Parent’s adoption of this Agreement in its capacity as the sole stockholder of Merger Sub) is required or necessary for Parent and Merger Sub to enter into this Agreement or to consummate the Offer, the Merger and the other Transactions.

6.4 Sufficient Funds; Solvency. As of the Offer Closing and the Merger Closing, Parent and Merger Sub will have available to them, directly or through one or more Affiliates, sufficient currently-available funds on hand necessary to pay all amounts payable at the Offer Closing and the aggregate Merger Consideration.

6.5 Interested Stockholder. Neither Parent nor any of its Affiliates owns (directly or indirectly, beneficially or of record) and none of them is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement, the Support Agreements and the Stock Purchase Agreement).

6.6 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no Liabilities other than as contemplated by this Agreement and is not a party to any Contract other than this Agreement, the Merger Sub Ancillary Agreements and Contracts with respect to the appointment of registered agents and similar matters.

ARTICLE VII

COVENANTS

7.1 Advice of Changes.

(a) The Company shall promptly advise Parent in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article V to be untrue or inaccurate such that the condition set forth in paragraph (d)(ii) of Annex I would not be satisfied; (ii) any material breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in paragraph (d)(iii) of Annex I would not be satisfied; (iii) any Material Adverse Effect on the Company; or (iv) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on the Company or cause any of the conditions set forth in Section 8.1 not to be satisfied. Notwithstanding the foregoing, the Company shall have the right to update the Company Disclosure Schedule through the Merger Closing Date in its sole discretion to reflect events, facts or information occurring following the Agreement Date, and any such updates to the Company Disclosure Schedule shall automatically be deemed to amend and update the disclosures therein as if such update were originally included in the Company Disclosure Schedule, and any such updates shall not constitute a breach of any representation or warranty contained in Article V hereof; provided, however, that such updates shall not be deemed to amend and update the disclosures in the Company Disclosure Schedule, and such updates shall be deemed to constitute a breach of the representations and warranties contained in Article V hereof, for purposes of determining whether the condition set forth in paragraph (d)(ii) of Annex I has been satisfied.

(b) Parent shall promptly advise the Company in writing of any change, event, circumstance, condition or effect that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer, the Merger or the other Transactions.

7.2 Maintenance of Business.

(a) The Company shall use its reasonable best efforts to carry on and preserve the Company Business and its business relationships with customers, suppliers, employees and others with whom the Company has contractual relations.

(b) The Company shall use its reasonable best efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Offer or the Merger.

7.3 Conduct of Business by the Company. The Company shall continue to conduct the Company Business in the ordinary and usual course of business consistent with its past practices, and, except as set forth on Section 7.3 of the Company Disclosure Schedule, the Company shall not, without Parent’s prior written consent:

(a) incur any Indebtedness for borrowed money (other than the incurrence of Indebtedness in the ordinary course of business under the BofA Credit Facility) or guarantee any such indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(b) (i) lend any money, other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practices; (ii) make any investments in or capital contributions to, any Person; (iii) forgive or discharge in whole or in part any outstanding loans or advances; or (iv) prepay any Indebtedness;

(c) enter into any Company Material Contract, violate, terminate, amend or otherwise modify or waive any of the material terms of any Company Material Contract (including failure to timely extend or renew a Lease for the Company’s Leased Real Property other than in the ordinary course of business), or enter into any material transaction or take any other action, in each case not in the ordinary course of business consistent with its past practices;

(d) place or allow the creation of any Lien (other than a Permitted Lien) on any of its assets or properties;

(e) sell, lease, license, transfer or dispose of any assets material to the Company Business (except for sales or licenses of products or services in the ordinary course of business consistent with its past practices);

(f) change any of its accounting methods;

(g) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services pursuant to the Company Stock Plan or Contracts entered into in connection therewith);

(h) terminate, waive or release any material right or claim;

(i) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock, other than as contemplated by this Agreement;

(j) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any Person (other than Parent), or acquire a substantial portion of the assets of any such Person;

(k) amend the Company Charter or Company Bylaws (other than as contemplated by this Agreement);

(l) change or modify its credit or payment policies, procedures or practices, including failing to pay or delay payment of payables or other liabilities (unless being disputed in good faith);

(m) except as required pursuant to existing written, binding Contracts in effect prior to the date of this Agreement and set forth in Section 5.10(a) of the Company Disclosure Schedule, or as otherwise required by Applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of the Company or any of its Subsidiaries, (iii) make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iv) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (vi) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vii) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(n) sell, transfer, assign, license, dispose of or grant any right, title or interest to or in any Company IT Assets or Company-Owned IP Rights (except for non-material licenses to customers and end users granted in the ordinary course of business under the Company’s standard customer agreements or limited, non-exclusive licenses of Trademarks included in the Company-Owned IP Rights solely for marketing purposes made in the ordinary course of business consistent with its past practices);

(o) permit to expire, terminate or lapse any right, title or interest in, to or for any material Company IP Rights;

(p) (i) agree to any audit assessment by any taxing authority; (ii) except as required by Applicable Law, make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; or (iii) enter into any closing agreement, settle any Action or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any Action or assessment in respect of Taxes;

(q) (i) initiate any Action, or (ii) settle or agree to settle any Action;

(r) pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $100,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business, other than (i) the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Balance Sheet; and (ii) the payment, discharge or satisfaction of Merger Expenses; or

(s) agree to do any of the things described in the preceding clauses (a)-(r).

7.4 Information Supplied.

(a) Information Supplied by the Company. None of the information included or incorporated by reference in the Schedule 14D-9 to be filed with the SEC in connection with the Offer or the Proxy Statement and/or the Information Statement (to the extent it is required to be filed), will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. The Schedule 14D-9 and, to the extent filed, the Proxy Statement and/or the Information Statement, will comply as to form in all material respects with the requirements of the Exchange Act.

(b) Information Supplied by Parent. None of the information supplied by Parent or any of its respective Subsidiaries, Officers, directors, employees, representatives or agents, included or incorporated by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement to be filed with the SEC in connection with the Offer or the Merger, will, at the date the Schedule 14D-9, the Proxy Statement and/or the Information Statement, as the case may be, is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Schedule 14D-9, the Proxy Statement and/or the Information Statement. None of the information included or incorporated by reference in the Offer Document to be filed with the SEC in connection with the Offer, will, at the date the Offer Documents first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents. The Schedule TO will comply as to form in all material respects with the requirements of the Exchange Act.

7.5 Employee Benefits.

(a) If requested by Parent in writing at least five (5) Business Days prior to the Merger Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Merger Closing Date written evidence of the adoption by the Company Board of resolutions (in form and substance subject to review and approval by Parent) authorizing the termination of such Company 401(k) Plan.

(b) To the extent any employee notification or consultation requirements are imposed by Applicable Law with respect to the transactions contemplated by this Agreement, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time.

7.6 Access to Information; Cooperation.

(a) The Company shall allow Parent and its agents and advisors reasonable access at reasonable times, so long as reasonable advance notice is provided, to its files, books, records, Contracts, personnel and offices, including any and all information relating to Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, the Company, in its sole discretion, may restrict Parent’s access to any and all (i) Contracts that contain restrictions on the disclosure of such Contract or the terms thereof (ii) documents that are attorney-client privileged or confidential, or (iii) documents that relate to their consideration of this Agreement or alternatives thereto.

(b) Prior to the Merger Closing Date, the Company shall use, and shall cause its Subsidiaries to use, its and their reasonable best efforts to provide, and to cause its and their Subsidiaries to provide and shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts to provide, all cooperation reasonably requested by Parent in connection with the arrangement, syndication, marketing and consummation of any debt financing that may relate to the Company and its Subsidiaries following the Merger Closing Date (“Debt Financing”), including (A) delivering, as promptly as practicable, to Parent and the financial institutions providing or arranging such Debt Financing (the “Financing Sources”) such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested to consummate such Debt Financing, (B) providing reasonable direct contact between senior management and Representatives of the Company and its Subsidiaries and the Financing Sources with reasonable advance notice and during normal business hours, (C) participating in a reasonable number of meetings (including customary one-on-one meetings or conference calls with the parties acting as lead arrangers, bookrunners, and/or prospective lenders in the Debt Financing and senior management and the employees, investment bankers, attorneys, accountants and other Representatives of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, rating agency sessions, drafting sessions, and other customary syndication activities, (D) assisting in the preparation of customary syndication documents and materials, including confidential information memoranda, lender presentations, road show materials, rating agency materials and other similar documents and materials in connection with the Debt Financing and customary authorization letters related thereto, (E) causing appropriate officers of the Company and its Subsidiaries to execute and deliver definitive financing documents, including credit agreements, intercreditor agreements, pledge and security documents, and certificates, legal opinions or other documents, to the extent reasonably requested by Parent and otherwise facilitate the pledging of collateral to secure the Debt Financing, the pay-off of existing indebtedness and the release of related liens, guarantees and other security interests; provided that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries shall be subject to the Merger Closing, (F) coordination of audit reports, comfort letters, authorization letters and consents of accountants and auditors with respect to financial statements and other financial information contained in the information referred to in (A) above, (G) providing financial statements in the form and to the extent provided internally to senior management of the Company as promptly as reasonably practicable after providing such financial statements internally to senior management of the Company, (H) taking actions to (1) permit the Financing Sources and other prospective lenders involved in the Debt Financing to conduct collateral audits and field exams and evaluate the Company’s and its Subsidiaries’ current assets, receivables, inventory, cash management and accounting system, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date in connection with the delivery of a Borrowing Base Certificate (to be defined in the definitive documents governing the Debt Financing), and (2) assist Parent to establish or maintain, as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Debt Financing, (I) using reasonable best efforts to obtain waivers, consents, estoppels, approvals, authorizations and instruments that may be reasonably be requested by Parent, (J) to the extent requested by Parent, arranging discussions among Parent and its Financing Sources with other parties to leases, encumbrances and contracts as of the Closing Date, and (K) furnishing Parent and any Financing Sources promptly, and in any event at least five (5) days prior to the Closing Date, with all documentation and other information required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided, however, that nothing in this Section 7.6 shall require the Company Board (or any committee thereof) to adopt any resolutions or take any other formal action with respect to the Debt Financing prior to the Effective Time. Neither the Company nor its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing prior to the Closing Date that is not contingent on the Closing Date. The Company hereby consents to the use of its and its relevant Subsidiaries’ logos in connection with the Debt Financing. If applicable, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to deliver to Parent at or immediately prior to the Effective Time customary payoff letters (subject to delivery of funds arranged by Parent or Merger Sub), in form and substance reasonably acceptable to Parent, from the administrative agent under any credit agreement of the Company and its Subsidiaries, and shall make reasonable arrangements for the release of all liens and other security over the Company’s and its Subsidiaries properties and assets securing its obligations thereunder, together with the return of any collateral in the possession of such administrative agent, at or prior to the Effective Date. Notwithstanding anything to the contrary herein, Parent shall promptly reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its officers, directors, employees, Affiliates, representatives or agents incurred in connection with any of the matters described in this Section 7.6.

7.7 Regulatory Approvals. Parent and the Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity which may be required in connection with the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Company Ancillary Agreement. Parent and the Company shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and Parent shall pay any associated filing fees payable with respect to such authorizations, approvals and consents. Parent and the Company shall promptly inform the other of any material communication between Parent or the Company, as the case may be, and any Governmental Entity regarding any of the transactions contemplated hereby. If Parent or the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Parent or the Company, as the case may be, shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and the other party shall reasonably cooperate with the party making such response. Without limiting the generality of the foregoing, the parties shall reasonably cooperate with each other in order to prepare and cause the Schedule TO and Schedule 14D-9 (and any amendment thereto) and, to the extent required, the Proxy Statement and/or the Information Statement, to be filed with the SEC as promptly as possible following the date hereof in accordance with the terms of this Agreement.

7.8 Satisfaction of Conditions Precedent.

(a) The Company shall use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1, and the Company shall use reasonable best efforts to cause the Offer, the Merger and the other Transactions to be consummated in accordance with the terms of this Agreement.

(b) Parent and the Company shall use reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1, and Parent and the Company shall use reasonable best efforts to cause the Offer, the Merger and the other Transactions to be consummated in accordance with the terms of this Agreement. Notwithstanding the generality of the foregoing, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from Third Parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent shall, subject to Applicable Law, promptly (x) cooperate and coordinate with the Company in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the Company with any information that may be reasonably required in order to effectuate the taking of such actions. Parent and the Company shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by Applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries or Affiliates to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

(c) Without limiting the generality of the undertakings pursuant to Section 7.8(b) hereof, Parent and the Company shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any consents and filings under any Antitrust Laws as promptly as practicable following the Agreement Date and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws and (ii) subject to the terms set forth in this Section 7.8, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, Parent and the Company shall cooperate in all respects with each other and shall each use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.8(f), and unless the boards of directors of the Company and Parent mutually agree otherwise, Parent and the Company each shall, and shall cause each of their respective Subsidiaries and Affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Applicable Law asserted by any Governmental Entity, in each case, to cause the Offer, the Merger and the other Transactions to occur as promptly as possible, including but not limited to (i) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity, (ii) if necessary to obtain clearance by any Governmental Entity as promptly as possible, offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or business of Parent and its Subsidiaries or Affiliates and the Company and its Subsidiaries or Affiliates, or committing to any restrictions on its business and (iii) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(f) Notwithstanding the foregoing, nothing in this Section 7.8 will require, or be construed to require, Parent or the Company to agree to (i) sell, hold separate, divest, discontinue or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, the Company or any of their respective Subsidiaries or Affiliates or (ii) any conditions relating to, or changes or restriction in, the operations of any such assets or businesses.

7.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Class A Common Stock or Class B Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

7.10 Indemnification of Company Directors and Officers.

(a) It is understood and agreed that the Company shall indemnify and hold harmless and, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Applicable Law, each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), and each person currently entitled to indemnification pursuant to the Company’s or its Subsidiaries’ Organizational Documents, determined as of the Effective Time (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation arising out of matters existing or occurring at or prior to the Effective Time (whether asserted or arising at or before or after the Effective Time), and, in the event of any such threatened or actual claim, action, suit, proceeding or investigation, the Surviving Corporation and Parent shall promptly pay expenses as incurred in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under this Section 7.10, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party. In the event of any such claim, action, suit, demand, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided that the Surviving Corporation and

Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by Applicable Law.

(c) Parent and Merger Sub each agree that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in Section 7.10(a) above or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and its Subsidiaries or otherwise in effect as of the date hereof (including through any agreement or arrangement between the Company or any Subsidiary of the Company, on the one hand, and any director, officer, employee or agent of the Company or any Subsidiary of the Company, on the other hand) shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of Parent, the Surviving Corporation and any applicable Subsidiary of the Company; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Parent and Merger Sub each also agree to jointly and severally indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors entered into prior to the Effective Time and which are set forth on Section 7.10(c) of the Company Disclosure Schedule.

(d) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an annual aggregate coverage limit over the term of such policy in an amount equal to the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an aggregate amount equal to 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Base Premium”); provided that if the current policies of directors’ and officers’ liability insurance maintained by the Company cannot be maintained for the Base Premium and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium equal to the Base Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, for a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Base Premium; provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

(e) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.10 applies without the consent of each such affected Indemnified Party unless such termination or modification is required by Applicable Law. This Section 7.10 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of Parent and the Surviving Corporation. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 7.10.

(f) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.10 as a condition precedent to such merger, sale of assets, or other transaction.

7.11 Litigation. The Company and Parent shall notify the other party in writing promptly after learning of any material claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by such party to be threatened against it or any of its officers or directors in their capacity as such. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder Action (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement or the other Deal Agreements, and no compromise or full or partial settlement of any such Action shall be agreed to by the Company without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such participation by Parent shall be at Parent’s sole cost and expense.

7.12 Acquisition Proposals.

(a) From and after the Agreement Date, the Company shall not, and shall use its reasonable best efforts to cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, or encourage (including by way of furnishing information) the submission of any Acquisition Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (v) make or authorize any statement, propose publicly or resolve, propose or agree to do any of the foregoing relating to any Acquisition Proposal. Notwithstanding the foregoing, the Company may contact any Person who has made, or proposes to make, an Acquisition Proposal solely to request clarification of the terms and conditions of such Acquisition Proposal.

(b) Notwithstanding any provisions of this Agreement to the contrary, nothing contained in this Agreement shall prevent the Company or the Company Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal.

(c) Notwithstanding any provisions of Section 7.12(a) to the contrary, the Company, its Subsidiaries and the Company Board (or any committee thereof) may, at any time prior to the Offer Closing, provide information in response to a request therefor by (provided that such information has previously been made available to Parent or is made to Parent concurrently with the time such information is made available to such Person), or engage in any negotiations or discussions with, a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from such Person, prior to providing any non-public information, an executed confidentiality agreement in form and substance reasonably satisfactory to the Company and with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement if, in each such case, prior to taking any such action the Company Board shall have determined in good faith, based on the information then available and after deliberation and consultation with its independent financial advisor and outside legal counsel, that (i) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (ii) that the failure to take such action would be inconsistent with the directors’ duties under Delaware Law.

(d) Except as expressly permitted by this Section 7.12, neither the Company Board nor any committee thereof shall (i) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the Recommendation, (ii) adopt, approve or recommend, or propose to adopt, approve or recommend, publicly or otherwise, any Acquisition Proposal, (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act, within ten (10) Business Days after the commencement of any such Acquisition Proposal, (iv) fail to include the Recommendation in the Proxy Statement filed in connection with the Company Stockholders’ Meeting, if required, (v) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than confidentiality agreements entered into in accordance with Section 7.12(c)), or (vi) make any other public statement that is inconsistent with the Recommendation (any action described in clauses (i) through (vi), a “Change in the Board Recommendation”).

(e) Notwithstanding anything to the contrary set forth in Section 7.12(d), at any time prior to the Offer Closing, the Company Board may effect a Change in the Board Recommendation (i) in response to an unsolicited, bona fide written offer made to the Company after the date of this Agreement that is not withdrawn and that constitutes a Superior Proposal or (ii) as the result of the occurrence of an Intervening Event, in each case of (i) and (ii), if the Company Board determines in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that such action is required for the Company Board to comply with its fiduciary duties under Delaware Law; provided, however, that no such Change in the Board Recommendation may be made unless:

(i) the Company shall have provided written notice to Parent at least three (3) Business Days (the “Notice Period”) prior to making such Change in the Board Recommendation (A) advising Parent that the Company Board intends to make such Change in the Board Recommendation and (B) specifying all information required to be provided under Section 7.12(g);

(ii) the Company shall have, and shall have caused its Representatives to have, during the Notice Period, negotiated in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by the this Agreement proposed by Parent; and

(iii) at or following the end of such Notice Period, the Company Board shall have determined in good faith, after deliberation and consultation with its financial advisor and outside legal counsel, that the making of a Change in the Board Recommendation is required for the Company Board to comply with its fiduciary duties under Delaware Law (in each case taking into account any changes to this Agreement proposed by Parent as a result of the negotiations required by this Section).

Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.12(e), and shall require the Company to deliver a new notice to Parent at least two (2) Business Days prior to making such Change in Board Recommendation and such new notice period shall commence upon the delivery to Parent of such notice, unless the event requiring notice pursuant to this Section 7.12 occurs less than two Business Days prior to the Offer Closing, in which case the Company shall deliver notice to Parent of such event as promptly as practicable.

(f) Immediately after the execution of this Agreement, the Company agrees that it shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Proposal.

(g) The Company agrees that it shall promptly (and, in any event, within two (2) Business Days) notify Parent of (i) the receipt of any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, (iii) any inquiry, offer or request for discussions or negotiations regarding an Acquisition Proposal, in each case indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or request and the material terms and conditions of any proposals or offers and thereafter shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, and (iv) the facts of circumstances of any Intervening Event.

7.13 Delivery of Audited Financial Statements. The Company shall deliver to Parent the audited consolidated balance sheet of the Company and its Subsidiaries as of March 30, 2014 and the related audited consolidated statements of operations, stockholder’s equity and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), together with an unqualified audit opinion with respect thereto by Moss Adams LLP (the “Audit Opinion”) by 5:00 p.m. (Pacific time) on June 30, 2014.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Merger Closing Date of the following conditions:

(a) Governmental Approvals. Other than the filing of the Certificate of Merger contemplated hereby and the filing of the certain documents with the SEC and The NASDAQ Global Market in order to delist and deregister the Class A Common Stock and Class B Common Stock, all authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal (collectively, “Restraints”).

(c) Purchase of Company Common Stock in the Offer. Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(d) Stock Purchase Agreement Transactions. The Stock Purchase Agreement Transactions shall have been consummated.

(e) Employment Agreement Amendments. Each of the Employment Agreement Amendments shall remain in effect (it being understood that the Company shall waive the condition set forth in this Section 8.1(e) upon the request of Parent).

(f) Requisite Company Vote. If required by Applicable Law, the Requisite Company Vote shall have been obtained and shall be in full force and effect.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party if (x) the Offer Closing shall have occurred or (y) the failure of such party to perform any of its obligations under this Agreement has been the principal cause of the failure of the Merger to be consummated on or before such date; or

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party unless such party shall have complied with its obligations under Section 7.8 to prevent, oppose or remove such Restraint.

9.2 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Closing by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in this Agreement or any of the other Deal Agreements, or any such representations or warranty shall have become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Offer and the Merger, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach and (y) the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.2 if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.3(a) or (y) the Offer Closing shall have occurred.

9.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Closing by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company or any of their respective Subsidiaries or Affiliates in this Agreement or any of the other Deal Agreements, or any such representations or warranty shall have become untrue or incorrect, which inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach and (y) the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if (x) Parent is then in material breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.2 or (y) the Offer Closing shall have occurred;

(b) at any time prior to the Acceptance Time in the event that any of the following shall have occurred: (i) the Company Board (or any authorized committee thereof, including the Special Committee) has effected a Change in the Board Recommendation or (ii) the Company failed to include in the Schedule 14D-9, in each case, when mailed, the Recommendation (any such event contemplated by clauses (i) and (ii) of this Section 9.3(b), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if the Offer Closing shall have occurred;

(c) Wedbush Securities, Inc. sells or otherwise transfers for value, for the account of any of the Specified Stockholders, an aggregate number of shares of Company Common Stock greater than or equal to 72,544 shares of Company Common Stock from and after June 4, 2014;

(d) (i) the Company has not delivered to Parent the Audited Financial Statements and the Audit Opinion prior to 5:00 p.m. (Pacific time) on June 30, 2014, or (ii) the Audited Financial Statements are not identical to the Annual Financial Statements; or

(e) The terms of the Crystal Loan Facility as executed by all of the parties thereto (i) related to (A) the total amount of loan commitments, (B) the definitions of “Availability”, “Borrowing Base”, “Change of Control”, “Discharge of ABL Priority Obligations”, “Maximum Borrowing Availability” and “Obligations”, (C) collateral, (D) interest rate, (E) financial covenants, (F) availability blocks and deficiency reserves, (G) maturity date, (H) conversion/redemption/repayment/pre-payment/discharge features and related premiums and penalties, (I) commitment or other fees payable to Crystal, (J) default or event of default or (K) any definitions used in any provisions relating to the foregoing or any component definition thereof, in the case of each of (A) through (K), deviate in any respect from such terms set forth in the form of the Crystal Loan Facility attached as Appendix 1.1 of the Company Disclosure Schedule, or (ii) related to all of the terms other than those enumerated in clause (i), collectively, deviates in any material respects from the form of Crystal Loan Facility attached as Appendix 1.1 of the Company Disclosure Schedule.

9.4 Notice of Termination; Effect of Termination and Abandonment. The party hereto desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination. If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, other than the provisions of this Section 9.4, Section 9.5 and Article X, without any liability on the part of any party hereto or any of their respective representatives; provided, however, that nothing herein shall relieve or release a party from any Liabilities or damages arising out of the intentional, willful or fraudulent breach by such party of any of the representations, warranties, covenants or agreements set forth in any of the Deal Agreements.

9.5 Termination Fee.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.3(a), Section 9.3(b) or Section 9.3(c), the Company shall pay to Parent a termination fee equal to the sum of (i) either (A) $271,204, in the event the Price Reduction Trigger has not occurred prior to the time at which the Termination Fee becomes due hereunder, or (B) $250,458, in the event the Price Reduction Trigger has occurred prior to the time at which the Termination Fee becomes due hereunder, plus (ii) all of Parent’s documented, out-of-pocket expenses (collectively, the “Termination Fee”) by wire transfer of same day funds within one (1) Business Day following the date of such termination of this Agreement, to the account designated by Parent.

(b) If (i) after the Agreement Date and prior to the date of the termination of this Agreement contemplated by clause (ii) below, an Acquisition Proposal shall have become publicly known or otherwise communicated to the Company Stockholders and not withdrawn, (ii) thereafter, this Agreement is terminated by Parent pursuant to Section 9.1(b)(i), unless the failure to effect the Merger Closing prior to the End Date is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the other Deal Agreements, and (iii) within six (6) months of such termination of this Agreement, the Company enters into a definitive agreement providing for any transaction contemplated by, or otherwise consummates a transaction with respect to, any Acquisition Proposal referred to in clause (i) above, then, in such case, the Company shall pay to Parent the Termination Fee by wire transfer of same day funds on the date such transaction is consummated, to the account designated by Parent (provided that for purposes of this Section 9.5(b) the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and, prior to such termination, both (x) the Minimum Tender Condition shall not have been satisfied, and (y) holders of a majority of the Company Common Stock shall not have approved the adoption of this Agreement and the approval of the Merger at the Stockholders’ Meeting, in each case, unless the failure to close by the End Date is primarily due to a breach by Parent of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the other Deal Agreements, then the Company shall pay to Parent the Termination Fee by wire transfer of same day funds within one (1) Business Day following the date of such termination of this Agreement to the account designated by Parent.

(d) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(e) Except as explicitly set forth in any other Deal Agreements, Parent’s right to receive payment of the Termination Fee pursuant to Section 9.5(a), Section 9.5(b), or Section 9.5(c) shall be the sole and exclusive remedy of Parent and its Affiliates against the Company or any of its former, current or future directors, officers, employees, agents, equityholders, representatives, Affiliates or assignees (collectively, “Company Related Persons”) or any other Person in connection with the termination of this Agreement in the circumstance described in this Section 9.5 and upon payment or tender of such amount, none of the Company, any of its Company Related Persons, nor any other Person shall have any further liability or obligation relating to or arising out of this Agreement, the other Deal Agreements or the transactions contemplated hereby or thereby.

9.6 Acknowledgement. Each party to this Agreement acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by the Deal Agreements, (b) the damages resulting from termination of the Deal Agreements under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to Section 9.6 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating the Deal Agreements and in reliance on the Deal Agreements and on the expectation of the consummation of the transactions contemplated hereby and thereby, and (c) without the agreements contained in this Article IX, Parent would not have entered into the Deal Agreements. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.5 and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 9.5 or any portion thereof, the Company shall pay to the other party its costs and expenses (including reasonable attorneys’ fees) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of interest in effect on the date such payment was required to be made through the date of payment.

ARTICLE X

MISCELLANEOUS

10.1 Survival. None of the representations and warranties contained in this Agreement, any other Deal Agreement, or in any instrument delivered under any Deal Agreement will survive the Effective Time. None of the covenants or agreements of the parties in any Deal Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

10.2 Governing Law. The Laws of the State of Delaware, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

10.3 Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New Castle County, Delaware for the purposes of any Action arising out of this Agreement or the Deal Agreements or any transaction contemplated hereby or thereby, and agrees to commence any such Action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, Deal Agreements or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEAL AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.4 Assignment and Delegation. This Agreement and the rights, interests and obligations hereunder may not be assigned or delegated by either party hereto without the prior written consent of the other party; provided, however, that Parent may assign any or all of its rights under this Agreement to any direct or indirect wholly owned Subsidiary of Parent; provided, further, that notwithstanding any such assignment to any direct or indirect wholly owned Subsidiary of Parent, Parent shall remain liable for all of its obligations hereunder to the extent such Subsidiary is unable or unwilling to fulfill such obligations. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.5 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, (i) the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law and (ii) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

10.6 Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

10.7 Specific Performance. The Company and Parent each agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the other Deal Agreements were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.8 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Effective Time, each of the Company, Parent, and Merger Sub may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

10.9 Expenses. Except as expressly set forth herein or in any other Deal Agreement, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Offer, the Merger and the transactions contemplated hereby.

10.10 Attorneys’ Fees. Should any Action be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.11 Notices.

(a) For a notice or other communication (a “Notice”) under this Agreement and any other Deal Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; (iii) overnight courier, with all fees prepaid; or (iv) electronic mail or facsimile, with confirmation of transmission.

(b) For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this Section 10.11.

If to the Company:

Sport Chalet, Inc.

One Sport Chalet Drive

La Cañada Flintridge, CA 91011

Attention: Craig Levra

Facsimile No.: (818) 949-5301

Email address: clevra@sportchalet.com

The party sending the Notice shall also send an informational copy of each Notice to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention: Jason R. Schendel

Facsimile No.: 213-620-1398

Email address: jschendel@sheppardmullin.com

If to Parent or Merger Sub or, after the Effective Time, the Surviving Corporation:

Vestis Retail Group, LLC

c/o Versa Capital Management, LLC

2929 Arch Street

Cira Centre

Philadelphia, PA 19104

Attention: General Counsel

Facsimile No.: (215) 609-3499

Email address: tkennedy@versa.com

The party sending the Notice shall also send an informational copy of each Notice to:

Sullivan & Cromwell LLP

1888 Century Park East, 21st Floor

Los Angeles, California 90067

Attn:      Alison S. Ressler

              Rita-Anne O’Neill

Fax: (310) 712-8800

Email:    resslera@sullcrom.com

               oneillr@sullcrom.com

(c) Subject to Section 10.11(d), a valid Notice is effective when received by the receiving party in accordance with Sections 10.11(a) and Section 10.11(b). A Notice is deemed to have been received as follows:

(i) If a Notice is delivered in person or sent by registered or certified mail or by overnight courier, upon the earlier of (A) receipt as indicated by the date on the signed receipt or as otherwise established by the sending party and (B) two Business Days after the Business Day on which it is sent to the receiving party. If it is delivered by facsimile, on the date the facsimile is transmitted with confirmation of transmission.

(ii) If the receiving party rejects or otherwise refuses to accept a Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon that rejection, refusal or inability to deliver.

(d) If a Notice is received after 5:00 p.m. EST on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. EST on the next Business Day.

(e) If more than one method for delivery of a Notice under Section 10.11(a) is used, the earliest Notice date under Section 10.11(c) will control.

(f) If a Notice is to be given under this Section 10.11 to a permitted successor or assign of a person or entity, then such Notice shall be given in accordance with this Section 10.11 to such successor or assign.

10.12 Third Party Beneficiary Rights. Except as expressly provided in Section 7.10 or as otherwise provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, stockholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.13 Entire Agreement. This Agreement, the exhibits and schedules hereto, the Company Ancillary Agreements, the Parent Ancillary Agreements, the Merger Sub Ancillary Agreements, and all of the other Deal Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement, which Parent and the Company agree shall continue to be in full force and effect following the execution of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

10.14 No Other Representations. THE PARTIES ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE SCHEDULES OR EXHIBITS HERETO (INCLUDING THE DEAL AGREEMENTS), NO PARTY IS MAKING (AND NO PARTY HAS RELIED UPON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NONE OF THE FOREGOING SHALL OPERATE TO LIMIT THE LIABILITY OF ANY OTHER PERSON IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING OUT OF FRAUD, WILLFUL MISCONDUCT OR INTERNATIONAL MISREPRESENTATION.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VESTIS RETAIL GROUP, LLC		SPORT CHALET, INC.

By:	/s/ Mark T. Walsh	By:	/s/ Craig Levra

Name:	Mark T. Walsh	Name:	Craig Levra

Title:	Chief Executive Officer	Title:	Chairman & Chief Executive Officer

EVEREST MERGER SUB, INC.

By:	/s/ William R. Quinn

Name:	William R. Quinn

Title:	Vice President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not have been validly tendered (excluding any such shares tendered pursuant to guaranteed delivery procedures that have not been delivered in settlement of such guarantee) and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its Subsidiaries as of immediately prior to the expiration of the Offer (and after the consummation of the Stock Purchase Agreement Transaction), represent at least a majority in voting power of (without duplication of shares) (x) the outstanding shares of Company Common Stock as of immediately prior to the expiration of the Offer (and after the consummation of the Stock Purchase Agreement Transactions), plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Options from which the Company or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Options) (the foregoing clause (a), the “Minimum Tender Condition”); (b) any approval required under any applicable Antitrust Law with respect of the consummation of the Offer and the consummation of the Merger shall not have been obtained, (c) the Stock Purchase Agreement shall not be in full force and effect (the “Stock Purchase Agreement Condition”); or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) (A) the representations and warranties of the Company set forth in Section 5.3(a) and Section 5.4 shall not be true and correct in all respects and (B) the representations and warranties of the Company set forth in this Agreement (1) that are qualified by reference to Material Adverse Effect shall not be true and correct as of the date of the Agreement and as of the Offer Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties shall not be true and correct as of such earlier date only) and (2) that are not qualified by reference to Material Adverse Effect (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) shall not be true and correct as of the date of the Agreement and as of the Offer Closing Date as though made on and as of such date and time (except to the extent such representations and warranties are made as of an earlier date (in which case such representations and warranties shall not be true and correct as of such earlier date only), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the Agreement Date, there shall have occurred any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole;

(v) a Triggering Event shall have occurred;

(vi) this Agreement shall have been terminated in accordance with its terms; or

(vii) the Company shall not have obtained, and Parent shall not have been furnished with, the consents, waivers or approvals of the Third Parties to Contracts set forth on Schedule I of the Company Disclosure Schedule, each of which shall be in full force and effect as of the Offer Closing Date and in form and substance reasonably satisfactory to Parent.

The foregoing conditions are for the benefit of Parent and Merger Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of June 30, 2014, by and among Sport Chalet, Inc., Vestis Retail Group, LLC, and Everest Merger Sub, Inc.